UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

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SAIC, Inc.

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SAIC, INC.

1710 SAIC Drive

McLean, Virginia 22102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 17, 2011

The annual meeting of stockholders of SAIC, Inc., a Delaware corporation, will be held at the SAIC Conference Center, 1710 SAIC Drive, McLean, Virginia, on Friday, June 17, 2011, at 9:00 a.m. (local time). For the convenience of our employees and stockholders, the meeting will be audio webcast simultaneously to the public through a link on the Investor Relations section of our website (www.saic.com). In addition, the SAIC Proxy Statement and the SAIC 2011 Annual Report on Form 10-K are available at www.proxyvote.com. Information on our website, other than these materials, is not a part of the proxy solicitation materials.

The annual meeting is being held for the following purposes:

1.	To elect 13 directors;

2.	To approve an amendment to our certificate of incorporation to enable eligible stockholders to call a special meeting of stockholders;

3.	To conduct an advisory vote on executive compensation;

4.	To conduct an advisory vote on the frequency of future advisory votes on executive compensation;

5.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2012; and

6.	To transact such other business as may properly come before the meeting or any adjournments, postponements or continuations of the meeting.

Only stockholders of record at the close of business on April 18, 2011, are entitled to notice of and to vote at the annual meeting and at any and all adjournments, postponements or continuations of the meeting. A list of stockholders entitled to vote at the meeting will be available for inspection at 1710 SAIC Drive, McLean, Virginia, and 4242 Campus Point Court, San Diego, California for at least 10 days prior to the meeting and will also be available for inspection at the meeting.

By Order of the Board of Directors

Douglas E. Scott

Corporate Secretary

McLean, Virginia

May 2, 2011

YOUR VOTE IS IMPORTANT

You are cordially invited to attend the annual meeting. However, to ensure that your shares are represented at the meeting, please submit your proxy or voting instructions (1) over the Internet, (2) by telephone or (3) by mail. For specific instructions regarding how to vote, please refer to the questions and answers beginning on the first page of this Proxy Statement or the instructions on the proxy and voting instruction card. Submitting a proxy or voting instructions will not prevent you from attending the annual meeting and voting in person, if you so desire, but will help us secure a quorum and reduce the expense of additional proxy solicitation.

SUMMARY INFORMATION

This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

• Time and Date:	9:00 a.m. (Eastern) on June 17, 2011

• Place:	SAIC Conference Center 1710 SAIC Drive McLean, VA 22102

• Record Date:	April 18, 2011

• Voting:	Stockholders as of the record date are entitled to vote.

• Attendance:	All stockholders and their duly appointed proxies may attend the meeting.

Meeting Agenda and Voting Recommendations

Agenda Item	Board Recommendation	Page
Election of 13 directors	FOR EACH NOMINEE	5
Approval of amendment to certificate of incorporation to enable eligible stockholders to call a special meeting in accordance with the Bylaws	FOR	19
Advisory vote on executive compensation	FOR	20
Advisory vote on the frequency of future advisory votes on executive compensation	FOR EVERY YEAR	21
Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm	FOR	39

Board Nominees

The following table provides summary information about each director nominee. Each director nominee is elected annually by a majority of votes cast.

Nominee	Age	Director Since	Principal Occupation	Committees

France A. Córdova	63	2008	President of Purdue University	• Ethics • Compensation

Jere A. Drummond	71	2003	Former Vice Chairman of BellSouth Corporation; Former President and CEO of BellSouth Communications Group	• Ethics • Nominating (chair)
Thomas F. Frist, III	43	2009	Principal of Frist Capital LLC	• Audit • Finance

John J. Hamre	60	2005	President and CEO of Center for Strategic & International Studies; former U.S. Deputy Secretary of Defense and Under Secretary of Defense (Comptroller)	• Classified Business (chair) • Nominating
Walter P. Havenstein	62	2009	Chief Executive Officer; former Chief Operating Officer and director of BAE Systems, plc	• Ethics • Classified Business

Miriam E. John	62	2007	Former Vice President of Sandia National Laboratories; member of Defense Science Board	• Compensation • Nominating

Anita K. Jones	69	1998	Professor Emerita (Computer Science) at University of Virginia; former Director of Defense Research and Engineering of the U.S. Department of Defense	• Audit • Ethics (chair)
John P. Jumper	66	2007	Retired U.S. Air Force General; former Chief of Staff of the U.S. Air Force and member of the Joint Chiefs of Staff	• Audit • Classified Business

Nominee	Age	Director Since	Principal Occupation	Committees

Harry M.J. Kraemer, Jr.	56	1997	Executive partner of Madison Dearborn Partners, LLC; professor at the Kellogg School of Management at Northwestern University; former Chairman, CEO and CFO of Baxter International, Inc.	•Audit (chair) •Compensation

Lawrence C. Nussdorf	64	2010	President and Chief Operating Officer of Clark Enterprises, Inc.	•Audit •Finance

Edward J. Sanderson, Jr.	62	2002	Retired Executive Vice President of Oracle Corporation; former partner of McKinsey & Company and Accenture	•Compensation (chair) •Finance

Louis A. Simpson	74	2006	Retired President and Chief Executive Officer, Capital Operations of GEICO Corporation	•Finance (chair) •Nominating

A. Thomas Young	73	1995	Chair of the Board of SAIC, Inc.; retired Executive Vice President of Lockheed Martin Corporation; previously President and Chief Operating Officer of Martin Marietta Corporation	•Finance •Nominating

Recent Developments in Corporate Governance

Our Board believes that strong corporate governance is fundamental to our success. In the past year, we made the following changes in our governance practices:

•	Separation of CEO and Board Chair Roles – Our Board appointed an independent director as non-executive Chair of the Board.

•	Majority Voting Standard – Our Board adopted a majority voting standard for the election of directors. To be elected, nominees must receive more “for” votes than “against” votes.

Ethics and Corporate Responsibility Highlights

The SAIC Board of Directors has long recognized the importance of creating and maintaining a strong ethical culture and being a good citizen in our communities. Nearly 25 years ago, the Board established an Ethics and Corporate Responsibility Committee, which evidences our unwavering commitment to high ethical standards. Our corporate responsibility extends beyond the important contributions we make as a company from solving technical challenges of national and global importance and includes the following:

•

Supporting Science-Oriented Education – We lead and support a number of programs promoting STEM (science, technology, engineering, and mathematics) education and also maintain an active university relations program.

•	Supporting our Troops – We honor those who serve our country in the armed services by participating in a variety of activities, including the Wounded Warriors program.

•

Supporting the Environment – Careful stewardship of energy and water resources while managing and minimizing our waste and greenhouse gas emissions is an essential part of our overall approach to sustainability.

Corporate Governance Highlights
Board Independence

•Independent Directors	12 of 13

•Non-executive Chair	A. Thomas Young

•Mandatory Retirement Age	75
Director Elections
•Annual Board Elections
•Directors Elected by a Majority of Votes Cast
Board Meetings in Last Fiscal Year
•Full Board Meetings	11
•Independent Director Only Sessions	7
Board Committee Meetings in Last Fiscal Year
•Audit	7
•Classified Business Oversight	4
•Ethics and Corporate Responsibility	4
•Finance	9
•Human Resources and Compensation	9
•Nominating and Corporate Governance	5

Evaluating and Improving Board Performance
•Annual Board Self-Evaluation Required
•Annual Review of Independence of Board
•Committee Self Evaluations Required
•Board Orientation/Education Programs
Aligning Director and Stockholder Interests
•Director and Executive Stock Ownership Guidelines
•Annual Equity Grant to Non-Employee Directors
Published Governance Policies and Practices (visit www.saic.com)
•Corporate Governance Guidelines
•Code of Business Conduct of the Board of Directors
•Code of Conduct for Employees
•Code of Ethics for the CEO and Senior Financial Officers
•Charters for Board Committees
•Non-executive Chair of the Board Position Description

Financial Highlights

In fiscal 2011, we delivered solid and balanced financial performance. This is a testament to our 42 years of sustained growth and the demonstrated confidence we have earned from customers worldwide.

Compensation Highlights

To align the interests of our executives and our stockholders, we link compensation to the achievement of performance goals. While we achieved continued growth in key financial measures as shown above, total compensation for our executive officers declined slightly in fiscal 2011 from the previous year because actual performance was below the targets set by the Board’s Human Resources and Compensation Committee at the beginning of the year. Set forth below is the fiscal 2011 compensation for each named executive officer as determined under SEC rules. See the notes accompanying the Summary Compensation Table on page 32 for more information.

Named Executive Officer	Base Salary	Annual Cash Incentive Award	Stock Options	Performance Share Awards	All Other Compensation	Total Compensation
Walter P. Havenstein	$1,000,000	$1,077,750	$1,381,683	$1,693,607	—	$5,153,040
Mark W. Sopp	$566,923	$520,000	$497,405	$609,700	$14,792	$2,208,820
Deborah H. Alderson	$497,116	$445,000	$414,505	$508,089	$14,769	$1,879,479
K. Stuart Shea	$505,997	$428,000	$414,505	$508,089	$15,190	$1,871,781
Joseph W. Craver, III	$483,758	$405,000	$414,505	$508,089	—	$1,811,352
Vincent A. Maffeo	$349,038	$500,000	$500,003	$500,008	$74,566	$1,923,615

For fiscal 2011, our Human Resources and Compensation Committee continued its practice of awarding a significant majority of total compensation to the named executive officers in the form of performance-based incentive compensation, with only a small minority of the total potential compensation being provided in the form of base salary. In the case of our CEO, Mr. Havenstein, only about 19% of his target compensation in fiscal 2011 was paid in the form of base salary. The value of the remaining 81% is linked directly to performance. For our other named executive officers, about 75% of their targeted compensation was tied to performance.

We encourage you to read our Compensation Discussion and Analysis (CD&A) beginning on page 22, which describes our pay for performance philosophy.

SAIC, Inc.

Proxy Statement

SAIC, INC.

1710 SAIC Drive

McLean, Virginia 22102

ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 17, 2011

PROXY STATEMENT

This Proxy Statement is being furnished to the stockholders of SAIC, Inc., a Delaware corporation, in connection with the solicitation of proxies by our Board of Directors for use at our annual meeting of stockholders to be held at the SAIC Conference Center, 1710 SAIC Drive, McLean, Virginia, on Friday, June 17, 2011, at 9:00 a.m. (local time) and at any and all adjournments, postponements or continuations of the meeting. In this Proxy Statement, we use the terms “we,” “us” and “our” to refer collectively to SAIC, Inc. and our wholly-owned subsidiary, Science Applications International Corporation. This Proxy Statement and the proxy and voting instruction card are first being sent or made available to our stockholders on or about May 2, 2011.

INFORMATION ABOUT VOTING RIGHTS AND SOLICITATION OF PROXIES

Who is entitled to vote at the annual meeting?

Only stockholders of record of our common stock as of the close of business on our record date of April 18, 2011 are entitled to notice of, and to vote at, the annual meeting. As of April 18, 2011, there were 357,462,449 shares of common stock outstanding. We have no other class of capital stock outstanding.

What constitutes a quorum?

The presence, either in person or by proxy, of the holders of a majority of the total voting power of the shares of common stock outstanding as of April 18, 2011 is necessary to constitute a quorum and to conduct business at the annual meeting. Abstentions and broker “non-votes” will be counted as present for purposes of determining the presence of a quorum.

What is a broker “non-vote”?

A broker “non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner. In tabulating the voting results for a particular proposal, broker “non-votes” are not considered entitled to vote on that proposal. The affirmative vote of at least two-thirds of the total voting power of all outstanding shares of our voting stock is required to approve the proposal to amend our certificate of incorporation. Therefore, broker “non-votes” will effectively be a vote against that proposal. Broker “non-votes” will have no effect on the outcome of any other matter being voted on at the meeting, assuming a quorum is present.

Rules governing how brokers vote your shares have recently changed. Unless you provide voting instructions to any broker holding shares on your behalf, your broker may no longer use discretionary authority to vote your shares on any of the matters to be considered at the annual meeting other than the ratification of our independent registered public accounting firm. Please vote your proxy or provide voting instructions to your broker so your vote can be counted.

How many votes am I entitled to?

Each holder of common stock will be entitled to one vote per share, in person or by proxy, for each share of stock held in such stockholder’s name as of April 18, 2011, on any matter submitted to a vote of stockholders at the annual meeting unless a stockholder elects to cumulate votes for the election of directors as described below.

Is cumulative voting permitted for the election of directors?

In the election of directors, you may cumulate your vote. This means that you may allocate among the director nominees, as you see fit, the total number of votes equal to the director positions to be filled multiplied by the number of shares you hold. You may not cumulate your votes against a nominee.

INFORMATION ABOUT VOTING RIGHTS AND SOLICITATION OF PROXIES

If you are a stockholder of record and choose to cumulate your votes, you will need to notify our Corporate Secretary in writing prior to the Annual Meeting or, if you vote in person at the annual meeting, notify the chair of the meeting prior to the commencement of voting at the annual meeting. You may not submit your proxy or voting instructions over the Internet or by telephone if you wish to distribute your votes unevenly among two or more nominees. If you hold shares beneficially through a broker, trustee or other nominee and wish to cumulate votes, you should contact your broker, trustee or nominee.

Cumulative voting applies only to the election of directors.

How does majority voting work?

We have adopted majority voting procedures for the election of directors in uncontested elections, which means that nominees must receive more “for” than “against” votes to be elected. Abstentions are not counted as votes cast. As provided in our bylaws, a “contested election” is one in which the number of nominees exceeds the number of directors to be elected. The election of directors at the 2011 annual meeting is an uncontested election.

If an incumbent director receives more “against” than “for” votes, he or she is expected to tender his or her resignation in accordance with our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will consider the offer of resignation and recommend to the Board of Directors the action to be taken, and the Board will promptly disclose its decision as to whether to accept or reject the tendered resignation in a press release, Current Report on Form 8-K or some other public announcement.

How do I vote my shares?

Shares of common stock represented by a properly executed and timely proxy will, unless it has previously been revoked, be voted in accordance with its instructions. In the absence of specific instructions, the shares represented by a properly executed and timely proxy will be voted in accordance with the Board’s recommendations as follows:

•	FOR all of the company’s nominees to the Board;

•	FOR the approval of the amendment to our certificate of incorporation to enable eligible stockholders to call a special meeting of stockholders;

•	FOR the approval, on a non-binding, advisory basis, of the compensation of SAIC’s named executive officers;

•	FOR the approval of an annual advisory vote on executive compensation; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2012.

No other business is expected to come before the annual meeting; however, should any other matter properly come before the annual meeting, the proxy holders intend to vote such shares in accordance with their best judgment on such matter.

There are four different ways to vote your shares:

By Internet: You may submit a proxy or voting instructions over the Internet by following the instructions at www.proxyvote.com.

By Telephone: You may submit a proxy or voting instructions by calling 1-800-690-6903 and following the instructions.

By Mail: If you received your proxy materials via the U.S. mail, you may complete, sign and return the accompanying proxy and voting instruction card in the postage-paid envelope provided.

In Person: You may attend the meeting at the SAIC Conference Center in McLean, Virginia, and vote in person.

Submitting a proxy will not prevent you from attending the annual meeting and voting in person. Any proxy may be revoked at any time prior to exercise by delivering a written revocation or a new proxy bearing a later date to our Corporate Secretary as described below or by attending the annual meeting and voting in person. The mailing address of the Corporate Secretary is 10260 Campus Point Drive, MS-D7S, San Diego, CA 92121. Attendance at the annual meeting will not, however, in and of itself, revoke a proxy.

INFORMATION ABOUT VOTING RIGHTS AND SOLICITATION OF PROXIES

For shares not held in the Science Applications International Corporation Retirement Plan (the “SAIC Retirement Plan”), the deadline for submitting a proxy using the Internet or the telephone is 11:59 p.m. Eastern time on June 16, 2011. For shares held in the SAIC Retirement Plan, the deadline for submitting voting instructions using any of the allowed methods is 11:59 p.m. Eastern time on June 14, 2011.

How are the shares held by the Retirement Plan voted?

Each participant in the SAIC Retirement Plan has the right to instruct Vanguard Fiduciary Trust Company, as trustee of the SAIC Retirement Plan (the “Trustee”), on a confidential basis on how to vote his or her proportionate interests in all shares of common stock held in the SAIC Retirement Plan. The Trustee will vote all shares held in the SAIC Retirement Plan for which no voting instructions are received in the same proportion as the shares for which voting instructions have been received. The Trustee’s duties with respect to voting the common stock in the SAIC Retirement Plan are governed by the fiduciary provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The fiduciary provisions of ERISA may require, in certain limited circumstances, that the Trustee override the votes of participants with respect to the common stock held by the Trustee and to determine, in the Trustee’s best judgment, how to vote the shares.

How are the shares held by the Stock Plans voted?

Under the terms of our Stock Compensation Plan, Management Stock Compensation Plan and Key Executive Stock Deferral Plan, Wells Fargo Bank, NA, as trustee of these stock plans, has the power to vote the shares of common stock held in these stock plans. Wells Fargo will vote all such shares in the same proportion that our other stockholders collectively vote their shares of common stock. If you are a participant in these stock plans, you do not have the right to instruct Wachovia on how to vote your proportionate interests in the shares of common stock held in these stock plans.

What is the difference between a “stockholder of record” and a “beneficial” holder?

These terms describe how your shares are held. If your shares are registered directly with BNY Mellon Shareowner Services, our transfer agent, then you are a “stockholder of record” with respect to these shares. If your shares are held in an account at a broker, bank, trust or other similar organization, then you are a “beneficial” holder. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. If you wish to vote in person at the annual meeting, you must obtain a valid proxy from the organization holding the shares.

Who is soliciting these proxies?

We are soliciting these proxies and the cost of the solicitation will be borne by us, including the charges and expenses of persons holding shares in their name as nominee incurred in connection with forwarding proxy materials to the beneficial owners of such shares. In addition to the use of the mail, proxies may be solicited by our officers, directors and employees in person, by telephone or by email. Such individuals will not be additionally compensated for such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the Securities and Exchange Commission, or SEC, called “householding.” Under this procedure, we send only one Proxy Statement and one Annual Report to eligible stockholders who share a single address, unless we have received instructions to the contrary from any stockholder at that address. This practice is designed to reduce our printing and postage costs. Stockholders who participate in householding will continue to receive separate proxy and voting instruction cards. We do not use householding for any other stockholder mailings.

If you are a registered stockholder residing at an address with other registered stockholders and wish to receive a separate copy of the Proxy Statement or Annual Report, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact our mailing agent, Broadridge, either by calling toll-free at 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. If you own shares through a bank, broker, or other nominee, you should contact the nominee concerning householding procedures. We will promptly deliver a separate copy of the Proxy Statement or Annual Report to you upon request.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Proxy Statement or Annual Report and you wish to receive a single copy of each of these documents for your household, please contact our mailing agent, Broadridge, at the telephone number or address indicated above.

INFORMATION ABOUT VOTING RIGHTS AND SOLICITATION OF PROXIES

Where can I find the voting results of the annual meeting?

We intend to announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days of the annual meeting.

INTERNET AVAILABILITY OF PROXY MATERIALS

As permitted by the rules of the SEC, we are using the Internet as a means of furnishing proxy materials to our stockholders. We believe this method will make the proxy distribution process more efficient, lower costs and help in conserving natural resources.

On or about May 2, 2011, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instruction on how to access our proxy materials, including our Proxy Statement and Annual Report. The Notice of Internet Availability of Proxy Materials also instructs you on how to access your proxy and voting instruction card to be able to vote through the Internet or by telephone. Other stockholders, in accordance with their prior requests, and SAIC employees with regular access to email have received email notification of how to access our proxy materials and vote via the Internet or by telephone or have been mailed paper copies of our proxy materials and a proxy and voting instruction card.

The Proxy Statement and Annual Report are available at www.proxyvote.com.

PROPOSAL I—ELECTION OF DIRECTORS

Nominees for Director

At the annual meeting, 13 directors are to be elected to serve for one-year terms or until their successors are elected and qualified. All nominees have been nominated by the Board of Directors based on the recommendation of the Nominating and Corporate Governance Committee. To the best knowledge of the Board of Directors, all of the nominees are able and willing to serve. Each nominee has consented to be named in this Proxy Statement and to serve if elected.

Majority Vote Standard in Uncontested Director Elections

We have adopted majority voting procedures for the election of directors in uncontested elections. In an uncontested election, nominees must receive more “for” than “against” votes to be elected. Abstentions are not counted as votes cast. As provided in our bylaws, a “contested election” is one in which the number of nominees exceeds the number of directors to be elected. The election of directors at the 2011 annual meeting is an uncontested election.

If an incumbent director receives more “against” than “for” votes, he or she is expected to tender his or her resignation in accordance with our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will consider the offer of resignation and recommend to the Board of Directors the action to be taken. The Board will promptly disclose its decision as to whether to accept or reject the tendered resignation in a press release, Current Report on Form 8-K or some other public announcement.

Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted as instructed in the proxy. In the absence of specific instructions, the shares represented by properly executed and timely proxies will be voted “for” each nominee. If any of the nominees listed below become unable to stand for election at the annual meeting, the proxy holders intend to vote for any person designated by the Board of Directors to replace the nominee unable to serve.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR each nominee.

Nominees for Election to the Board of Directors

Set forth below is a brief biography of each nominee for election as a director and a brief discussion of the specific experience, qualifications, attributes or skills that led to the Board’s conclusion that the nominee should serve as a director of SAIC. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending to stockholders a group with complementary skills and a diverse mix of backgrounds, perspectives and expertise beneficial to the broad business diversity of the company. Our board membership criteria and director nomination process are described in the “Corporate Governance” section of this Proxy Statement.

France A. Córdova, age 63 Director	Director since 2008

Dr. Córdova has been President of Purdue University since 2007. She was Chancellor at the University of California, Riverside, from July 2002 to July 2007, and was Vice Chancellor for Research and Professor of Physics at University of California, Santa Barbara from August 1996 to July 2002. Dr. Córdova served as Chief Scientist of the National Aeronautics and Space Administration from 1993 to 1996 and headed the Department of Astronomy and Astrophysics at Pennsylvania State University from 1989 to 1993. Dr. Córdova is also a member of the Board of Directors of Edison International and of Southern California Edison. She was previously a director of Belo Corp. until July 2007.

As an accomplished scientist with leadership experience managing prominent academic institutions and expertise in areas relevant to SAIC’s business, Dr. Córdova provides special insight and perspectives that the Board views as important to SAIC as a leading science and technology company.

Jere A. Drummond, age 71 Director	Director since 2003

Mr. Drummond was employed by BellSouth Corporation from 1962 until his retirement in December 2001. He served as Vice Chairman of BellSouth Corporation from January 2000 until his retirement. He was President and Chief Executive Officer of BellSouth Communications Group, a provider of traditional telephone operations and products, from January 1998 until December 1999. He was President and Chief Executive Officer of BellSouth Telecommunications, Inc. from January 1995 until December 1997. Mr. Drummond is also a member of the Boards of Directors of Borg-Warner Automotive and AirTran Holdings, Inc. He was previously a director of Centillium Communications Inc. until October 2008.

The Board believes that Mr. Drummond’s demonstrated leadership abilities and business judgment, shaped during four decades of executive management and board experience at complex commercial companies, provide an important leadership element to our Board, our Nominating and Corporate Governance Committee and our Ethics and Corporate Responsibility Committee.

PROPOSAL I—ELECTION OF DIRECTORS

Thomas F. Frist, III, age 43 Director	Director since 2009

Mr. Frist is a principal of Frist Capital LLC, a private investment vehicle for Mr. Frist and certain related persons, and has held such position since 1994. Prior to that, he co-managed FS Partners, L.L.C. and worked at Rainwater, Inc. in Fort Worth, Texas and in New York. Since 2006, Mr. Frist has served on the Board of Directors of HCA Holdings, Inc., one of the largest non-governmental operators of health care facilities in the U.S. From 1999 to 2006, he served on the board of Triad Hospitals, Inc.

The Board believes that Mr. Frist’s financial background and experience as an investment manager add a valuable dimension to our Board and to our Audit and Finance committees. He is an “audit committee financial expert” as defined in SEC rules. Mr. Frist’s understanding of the healthcare industry also brings perspectives beneficial to the Board as the company seeks to enhance its position as a provider of health solutions to both government and commercial customers.

John J. Hamre, age 60 Director	Director since 2005

Dr. Hamre has served as the President and Chief Executive Officer of the Center for Strategic & International Studies, a public policy research institution, since 2000. Dr. Hamre served as U.S. Deputy Secretary of Defense from 1997 to 2000 and Under Secretary of Defense (Comptroller) from 1993 to 1997. Dr. Hamre is also a member of the Boards of Directors of ITT Corporation, Oshkosh Corporation and MITRE Corporation. He also serves as Chairman of the Defense Policy Board Advisory Committee. He was previously a director of ChoicePoint Inc. until September 2008.

Dr. Hamre is a leading expert on issues of national security, defense and international affairs with extensive experience working in these areas from serving in high-ranking positions at the U.S. Department of Defense. His particular expertise in matters key to SAIC’s business, as well as his executive management experience as Chief Executive Officer of a leading public policy research institution, offer important contributions to our Board.

Walter P. Havenstein, age 62 Chief Executive Officer and Director	Director since 2009

Mr. Havenstein joined SAIC as Chief Executive Officer and as a director in September 2009. From January 2007 until joining SAIC, Mr. Havenstein served as Chief Operating Officer and member of the Board of Directors for BAE Systems plc, a $34 billion global aerospace and defense company, and as President and Chief Executive Officer of its U.S. subsidiary, BAE Systems, Inc., which had 53,000 employees and annual sales in excess of $20 billion. From August 2005 to August 2007, Mr. Havenstein served as President of the Electronics & Integrated Solutions Operating Group of BAE Systems, Inc. and served as Executive Vice President since January 2004. Before that, he was president of BAE Systems’ Information and Electronic Warfare Systems business unit. Mr. Havenstein was President of the Sanders defense electronics business prior to it being acquired by BAE from Lockheed Martin in 2000. Before joining Sanders in 1999, he had been Vice President and General Manager of the Strategic Systems Division of Raytheon.

Mr. Havenstein’s experience in our industry and in-depth knowledge of our company gained by serving as our CEO provide valuable insights for our Board. In addition, our Board believes that the company’s CEO should serve on the Board of Directors to help communicate the Board’s priorities to management.

Miriam E. John, age 62 Director	Director since 2007

Dr. John retired from Sandia National Laboratories, a science and engineering laboratory, in September 2006, after having served as Vice President of Sandia’s California Division from April 1999 to September 2006. She previously served in a number of managerial and technical roles for Sandia from 1982 to 1999. Dr. John is a member of the Department of Defense’s Defense Science Board and Threat Reduction Advisory Committee and chairs the National Research Council’s Naval Studies Board. She also serves on the boards of a number of federally funded national security laboratories, including MIT Lincoln Lab and the Charles Stark Draper Laboratory. She has recently assumed chairmanship of the California Council on Science and Technology, a legislatively established body of the state’s leading scientists and engineers chartered to provide independent advice to the governor and the legislature.

Dr. John is a highly respected scientist and brings to our Board her diverse experience managing multi-disciplinary science and engineering organizations supporting national security and defense. Our Board believes that Dr. John’s scientific background and leadership experience enable her to provide our Board with critical perspectives on issues important to our business.

PROPOSAL I—ELECTION OF DIRECTORS

Anita K. Jones, age 69 Director	Director since 1998

Dr. Jones is University Professor Emerita at the University of Virginia, where she has taught since 1989. From 1993 to 1997, Dr. Jones was on leave of absence from the University to serve as Director of Defense Research and Engineering of the U.S. Department of Defense. Dr. Jones also served as one of our directors from 1987 to 1993. She has been a director of ATS Corporation since 2010.

Dr. Jones is a distinguished leader in computer science, widely recognized for her scholarship in the field and her prior service to the U.S. Government in managing the U.S. Department of Defense’s science and technology program and overseeing its numerous research activities. She has also served on an array of advisory boards for national security and high technology matters. In addition to her exceptional professional reputation and expertise in areas critical to SAIC’s business, Dr. Jones has demonstrated a deep commitment to business ethics and an ability to build consensus, enhancing the effectiveness of our Board.

General John P. Jumper (USAF Retired), age 66 Director	Director since 2007

General Jumper retired from the United States Air Force in 2005 after nearly 40 years of service. From September 2001 to November 2005, General Jumper was the Chief of Staff of the United States Air Force, serving as the senior uniformed Air Force officer responsible for the organization, training and equipping of active-duty, guard, reserve and civilian forces serving in the United States and overseas. As a member of the Joint Chiefs of Staff, General Jumper functioned as a military advisor to the Secretary of Defense, National Security Council and the President. General Jumper is also a member of the Boards of Directors of Goodrich Corporation and Jacobs Engineering Group Inc. He was previously a director of TechTeam Global, Inc. until May 2009 and Somanetics Corporation until June 2010.

The Board believes that General Jumper’s proven leadership ability and management skills, demonstrated by his service as the highest-ranking officer in the U.S. Air Force, and his expertise in defense and intelligence matters, make him highly qualified to serve as a director. General Jumper’s experience gives him a unique understanding of the needs of our largest customers. He is also an “audit committee financial expert” as defined in SEC rules.

Harry M.J. Kraemer, Jr., age 56 Director	Director since 1997

Mr. Kraemer has been an executive partner of Madison Dearborn Partners, LLC, a private equity investment firm, since April 2005, and has served as a professor at the Kellogg School of Management at Northwestern University since January 2005. Mr. Kraemer previously served as the Chairman of Baxter International, Inc., a health-care products, systems and services company, from January 2000 until April 2004, as Chief Executive Officer of Baxter from January 1999 until April 2004, and as President of Baxter from April 1997 until April 2004. Mr. Kraemer also served as the Senior Vice President and Chief Financial Officer of Baxter from November 1993 to April 1997. Mr. Kraemer is also a member of the Boards of Directors of Sirona Dental Systems, Inc. and VWR International.

Mr. Kraemer brings comprehensive executive management experience to our Board as a former Chairman, Chief Executive Officer and Chief Financial Officer of a major global corporation. His investment and health expertise, background in commercial and international business, qualification as an “audit committee financial expert” as defined by SEC rules, and thought leadership as a distinguished educator at a leading business school provide valuable contributions to our Board.

Lawrence C. Nussdorf, age 64 Director	Director since 2010

Mr. Nussdorf since 1998 has been President and Chief Operating Officer of Clark Enterprises, Inc., a privately held investment and real estate company based in Bethesda, Maryland, whose interests include the Clark Construction Group, LLC, a general contracting company, of which Mr. Nussdorf has been Vice President and Treasurer since 1977. Mr. Nussdorf is responsible for all aspects of its financial, investment and legal activities and directs the company’s business strategies for growth and diversification. Mr. Nussdorf currently serves as Lead Independent Director on the board of Pepco Holdings, Inc. He was previously a director of CapitalSource, Inc. until 2010.

Mr. Nussdorf has been at the forefront of strategic and long-term planning and has vast experience managing operations and finance for multiple businesses. Our Board believes that this experience, as well as Mr. Nussdorf’s public company board leadership experience, adds valuable perspectives to our Board and our Finance and Audit committees. He is an “audit committee financial expert” as defined in SEC rules.

PROPOSAL I—ELECTION OF DIRECTORS

Edward J. Sanderson, Jr., age 62 Director	Director since 2002

Mr. Sanderson retired from Oracle Corporation in 2002 as an Executive Vice President after having served since 1995. At Oracle, Mr. Sanderson was responsible for Oracle Product Industries, Oracle Consulting and the Latin American Division. Prior to Oracle, he was President of Unisys Worldwide Services and a partner at both McKinsey & Company and Accenture (formerly Andersen Consulting). He was previously a director of Quantum Corp. until September 2005.

Mr. Sanderson has over 25 years of experience in senior management in the technology industry and consulting with major commercial and federal government clients on a broad array of issues. His expertise in information technology and leadership experience managing technology businesses, including international operations, provides insights and perspectives that our Board views as important to SAIC as a global provider of information technology services.

Louis A. Simpson, age 74 Director	Director since 2006

Mr. Simpson served as President and Chief Executive Officer, Capital Operations, of GEICO Corporation, an automobile insurance company, from May 1993 through December 2010. Mr. Simpson previously served as Vice Chairman of the Board of Directors of GEICO from 1985 to 1993. Mr. Simpson is also a member of the Board of Directors of VeriSign, Inc. He was previously a director of Western Asset Funds Inc. and Western Asset Income Fund and a trustee of Western Asset Premier Bond Fund until 2006.

Mr. Simpson’s executive management experience and extensive background in finance and investment matters provide important contributions to our Board. His past service on a number of public company boards provides additional relevant experience beneficial to our Board.

A. Thomas Young, age 73 Non-Executive Chair of the Board	Director since 1995

Mr. Young retired from Lockheed Martin Corp. in 1995 after having served as an Executive Vice President from March 1995 to July 1995. Prior to its merger with Lockheed Corporation, Mr. Young served as the President and Chief Operating Officer of Martin Marietta Corp. from 1990 to 1995. Mr. Young was previously a member of the Board of Directors of Goodrich Corporation until April 2010 and of Pepco Holdings, Inc. until May 2005.

The Board believes that Mr. Young’s extensive experience organizing and directing complex, technically challenging space and defense programs and serving in senior management at major companies in our industry is a significant benefit to our Board, as demonstrated by his leadership as our Board’s Chair.

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Corporate Governance Guidelines

Our Board of Directors recognizes the importance of strong corporate governance as a means of addressing the various needs of our stockholders, employees, customers and other stakeholders. As a result, our Board of Directors has adopted Corporate Governance Guidelines which, together with our certificate of incorporation, bylaws, committee charters and other key governance practices and policies, provide the framework for our corporate governance. Our Corporate Governance Guidelines cover a wide range of subjects, including criteria for determining the independence and qualification of our directors. These guidelines are available on our website at www.saic.com by clicking on the link entitled “Corporate Governance.” The Board recognizes that observing good corporate governance practices is an ongoing responsibility. The Nominating and Corporate Governance Committee regularly reviews corporate governance developments and recommends revisions to these Corporate Governance Guidelines and other corporate governance documents as necessary to promote our and our stockholders’ best interests and to help ensure that we comply with all applicable laws, regulations and stock exchange requirements.

Codes of Conduct

All of our employees, including our executive officers, are required to comply with SAIC’s Code of Conduct, which describes our standards for protecting SAIC and customer assets, fostering a safe and healthy work environment, dealing fairly with customers and others, conducting international business properly, reporting misconduct and protecting employees from retaliation. This code forms the foundation of our corporate policies and procedures designed to promote ethical behavior in all aspects of our business. In addition, our principal executive officer and our senior financial officers are also subject to the Code of Ethics for Principal Executive Officer and Senior Financial Officers, which contains additional policy guidelines and procedures relating to legal and ethical standards for conducting our business.

Our directors also are required to comply with our Code of Business Conduct of the Board of Directors intended to describe areas of ethical risk, provide guidance to directors and help foster a culture of honesty and accountability. This code addresses areas of professional conduct relating to service on SAIC’s Board, including conflicts of interest, protection of confidential information, fair dealing and compliance with all applicable laws and regulations.

These documents are available on our website at www.saic.com by clicking on the links entitled “Corporate Governance” followed by “Code of Conduct.”

Director Independence

The Board of Directors annually determines the independence of each of our directors and nominees in accordance with the Corporate Governance Guidelines. These guidelines provide that “independent” directors are those who are independent of management and free from any relationship that, in the judgment of the Board of Directors, would interfere with their exercise of independent judgment. No director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization with which we have a relationship). The Board of Directors has established independence standards set forth in the Corporate Governance Guidelines that include all elements of independence required by the listing standards of the New York Stock Exchange, or NYSE.

All members of the Audit, Human Resources and Compensation and Nominating and Corporate Governance Committees must be independent directors as defined by the Corporate Governance Guidelines. Members of the Audit Committee must also satisfy a separate independence requirement pursuant to the Securities Exchange Act of 1934 which requires that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than their directors’ compensation or be an affiliated person of ours or any of our subsidiaries.

Each year, our directors are obligated to complete a questionnaire which requires them to disclose any transactions with us in which the director or any member of his or her immediate family might have a direct or potential conflict of interest. Based on its review of an analysis of the responses, the Board of Directors determined that all directors, except for Walter P. Havenstein because of his role as our CEO, are independent under its guidelines and free from any relationship that would interfere with the exercise of their independent judgment.

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In making these independence determinations, the Board considered that in the ordinary course of business, transactions may occur between SAIC and organizations with which some of our directors are or have been affiliated. Specifically, the Board considered that SAIC makes payments or contributions in the usual course of business and annual giving programs to the following organizations that employ a member of our Board: (i) the Center for Strategic and International Studies, a non-profit, public policy research institution for which Dr. Hamre serves as Chief Executive Officer; (ii) entities affiliated with Clark Enterprises, Inc., for which Mr. Nussdorf serves as President and Chief Operating Officer; (iii) Purdue University, for which Dr. Córdova serves as President; and (iv) Northwestern University, for which Mr. Kraemer serves as a professor at the Kellogg School of Management. The Board determined that our relationships with these organizations are immaterial and would not interfere with the exercise of independent judgment by those directors who are affiliated with these organizations.

Criteria for Board Membership

To fulfill its responsibility to identify and recommend to the full Board nominees for election as directors, the Nominating and Corporate Governance Committee reviews the composition of the Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board. In evaluating potential nominees, the Committee and the Board consider each individual in the context of the Board as a whole, with the objective of recommending to stockholders a slate of individual director nominees that can best continue the success of our business and advance stockholders’ interests. In evaluating the suitability of individual nominees, the Nominating and Corporate Governance Committee and the Board consider many factors, including:

•	expertise and involvement in areas relevant to the company’s business such as defense, intelligence, science, finance, government or commercial and international business;

•	interpersonal skills, substantial personal accomplishments and diversity as to gender, age, ethnic background and experience;

•	commitment to business ethics, professional reputation, independence and understanding of the responsibilities of a director and the governance processes of a public company;

•	demonstrated leadership, with the ability to exercise sound judgment informed by diversity of experience and perspectives; and

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benefits from the continuing service of qualified incumbent directors in promoting stability and continuity, contributing to the Board’s ability to work together as a collective body and giving the company the benefit of experience and insight that its directors have accumulated during their tenure;

The Nominating and Corporate Governance Committee reviews the director selection process annually and the Committee and the Board assess its effectiveness through an annual written evaluation process. In addition, the Nominating and Corporate Governance Committee has been directed by the Board to observe the following principles contained in our Corporate Governance Guidelines:

•	a majority of directors must meet the independence criteria established by the Board of Directors;

•	based upon the desired number of 12 directors, no more than three directors may be an employee of ours;

•	only a full-time employee who serves as either the CEO or one of his or her direct reports will be considered as a candidate for an employee director position; and

•	no director nominee may be a consultant to us.

The Board of Directors expects a high level of commitment from its members and will review a candidate’s other commitments and service on other boards to ensure that the candidate has sufficient time to devote to us. In addition, non-employee directors may not serve on the board of directors of more than four other publicly traded companies. Moreover, directors are expected to act ethically at all times and adhere to our Code of Business Conduct of the Board of Directors.

Board Leadership Structure

The Board is currently led by a non-executive Chair, Mr. Young, who is an independent director. While the position of Board Chair and CEO may be held by the same person, as discussed below, the Board’s current preferred governance structure is to have an independent director serve as Chair.

Our Board believes that it is in the best interests of stockholders for the Board to have the flexibility to determine the most qualified and appropriate individual to serve as Chair of the Board, whether that person is an independent director or the

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CEO. The Board selects the Chair annually and may decide to separate or combine the roles of Chair of the Board and CEO, if appropriate, any time in the future. In cases where the Board determines it is in the best interests of our stockholders to combine the positions of Chair and CEO, the independent directors will designate a lead independent director with the responsibilities described in our Corporate Governance Guidelines.

The functions of the non-executive Chair of the Board include:

•	planning the Board’s annual schedule of meetings and agendas, in consultation with the CEO and Corporate Secretary and other directors as appropriate;

•	coordinating with the CEO and the Corporate Secretary to ensure that the Board receives the appropriate quantity and quality of information in a timely manner to enable it to make informed decisions;

•	chairing all meetings of the Board and of the independent directors in executive session and ensure that meetings are conducted efficiently and effectively;

•	facilitating full and candid Board discussions, ensure all directors express their views on key Board matters and assist the Board in achieving a consensus;

•	working with committee chairs to ensure that each committee functions effectively and keeps the Board apprised of actions taken;

•	building consensus, developing teamwork and a cohesive Board culture and facilitating formal and informal communication with and among directors; and

•	serving as the liaison between the Board and company management.

The Board’s Role in Risk Oversight

As part of its oversight function, the Board and its committees monitor risk as part of their regular deliberations throughout the year. When granting authority to management, approving strategies, making decisions and receiving management reports, the Board considers, among other things, the risks facing the company. The Board also oversees risk in particular areas through its committee structure. The Audit Committee evaluates the company’s guidelines and policies regarding risk assessment and risk management, including risks related to internal control over financial reporting, the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Human Resources and Compensation Committee evaluates risks potentially arising from the company’s human resources and compensation policies and practices. The Finance Committee oversees financial, capital investment and insurance risks. The Ethics and Corporate Responsibility Committee oversees risks associated with unethical conduct and political, social, environmental and reputational risks. The Classified Business Oversight Committee oversees risk review activities applicable to the company’s classified business activities and receives reports from management on particular classified projects involving significant performance, financial or reputational risks. The company also utilizes an internal Enterprise Risk Management Committee, comprised of the CEO and senior management that, among other things, establishes the overall corporate risk strategy and ensures that policies, systems, processes and training are established to identify and address appropriate risk matters within the company. This committee reports at least annually to the full Board of Directors on its activities and findings, highlighting the key risks we face and management’s actions for managing those risks.

Board of Directors Meetings and Committees

During fiscal 2011, the Board of Directors held eleven meetings of the entire Board. The independent directors met seven times during the year, either in executive session of regular board meetings or in a separate meeting. Mr. Young, the non-executive Chair of the Board, presides at all executive sessions of our independent directors as provided by our Corporate Governance Guidelines. Average attendance at such Board meetings was 97%. During fiscal 2011, no director attended fewer than 75% of the aggregate of the meetings of the Board and committees of the Board on which they served. In addition, all directors attended the 2010 annual meeting of stockholders. It is our policy to encourage all directors to attend our annual meeting.

The Board of Directors has the following principal standing committees: Audit, Classified Business Oversight, Ethics and Corporate Responsibility, Finance, Human Resources and Compensation, and Nominating and Corporate Governance. The charters of these committees are available in print to any stockholder who requests them and are also available on our website at www.saic.com by clicking on the links entitled “Investor Relations,” “Corporate Governance” and then “Board Committees.”

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Audit Committee

The current members of the Audit Committee are Harry M.J. Kraemer, Jr. (Chair), Thomas F. Frist, III, Anita K. Jones, John P. Jumper and Lawrence C. Nussdorf. The Board of Directors has determined that each of the members of the Audit Committee is independent for purposes of our Corporate Governance Guidelines, as well as for purposes of the requirements of the Securities Exchange Act of 1934. In addition, the Board of Directors has determined that Thomas F. Frist, III, John P. Jumper, Harry M.J. Kraemer, Jr. and Lawrence C. Nussdorf qualify as Audit Committee “financial experts” as defined by the rules under the Securities Exchange Act of 1934. The backgrounds and experience of the Audit Committee financial experts are set forth above in “Proposal 1—Election of Directors.” The responsibilities of the Audit Committee are set forth in its charter and fall into the following categories:

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Internal Controls and Disclosure Controls—Review and provide feedback on the assessment performed by management on internal control over financial reporting; review the internal control assessment with the independent registered public accounting firm, the internal auditor and management; review any major issues as to the adequacy of our internal control over financial reporting and any special audit steps adopted in light of control deficiencies; review our disclosure controls and procedures designed to ensure timely collection and evaluation of information required to be disclosed in our filings with the SEC or posted on our website; and review the independent registered public accounting firm’s procedures and management of the audit relating to internal control over financial reporting.

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Independent Audit—Retain an independent registered public accounting firm for the purpose of preparing or issuing an audit report on our consolidated financial statements and performing other audit, review or attest services; pre-approve all audit and non-audit services and related fees and evaluate the independent registered public accounting firm’s qualifications, performance and independence; ensure the firm’s objectivity by reviewing and discussing all relationships between such firm and us and our affiliates; obtain and review a report by the independent registered public accounting firm that describes our internal quality-control procedures and any material issues raised; review the proposed audit scope and procedures to be utilized; obtain and review a post-audit report; and review all critical accounting policies and practices to be used, major issues regarding accounting principles and financial statement presentations, analyses prepared by management and/or the independent registered public accounting firm setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, the effect of regulatory and accounting initiatives and other material written communications between the independent registered public accounting firm and management.

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Internal Audit—Review the qualifications, organizational structure and performance of the internal audit function; review, approve and update the rolling three-year internal audit plan; periodically review any significant difficulties, disagreements with management or restrictions encountered in the scope of the Internal Audit Department’s work; receive periodic summaries of findings from completed internal audits and the status of major audits in process; receive timely notification of any issues or concerns identified during the course of internal audits and reviews; and discuss with the independent registered public accounting firm the responsibilities, budget and staffing of our internal audit function.

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Financial Reporting—Review and discuss with management, the independent registered public accounting firm and the internal auditor our annual and quarterly consolidated financial statements, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that will be contained in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q; discuss with the independent registered public accounting firm the auditor’s judgments about the quality and not just the acceptability of accounting principles used to prepare our consolidated financial statements; review our responses to any investigation of the SEC or any national securities exchange on which our shares are listed; review the type of information to be disclosed in our earnings press releases and discuss the earnings press releases; and review any financial information and earnings guidance provided to analysts and rating agencies.

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Ethical and Legal Compliance—Review the effectiveness of our system for monitoring compliance with laws and regulations; establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters (including procedures for receiving and handling complaints on a confidential and anonymous basis); and evaluate and handle any complaints submitted to or reported to the Audit Committee.

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Other Responsibilities—Discuss and evaluate our guidelines and policies regarding risk assessment and risk management; discuss our major financial risk exposures and the steps management has taken to monitor and control such exposures; and review our litigation, government investigation and legal compliance matters that could have a significant impact on our financial statements.

The Audit Committee held seven meetings during fiscal 2011.

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Classified Business Oversight Committee

The current members of the Classified Business Oversight Committee are John J. Hamre (Chair), Walter P. Havenstein and John P. Jumper. The responsibilities of the Classified Business Oversight Committee are set forth in its charter and include periodically reviewing and making recommendations to our Board of Directors and management concerning:

•	policies, processes, procedures, training and risk review activities applicable to our classified business activities;

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regular reports from our Special Projects Committee, comprised of management and outside experts in intelligence and security, regarding classified programs involving special operational or reputational risks;

•	reports from management on particular classified projects involving significant performance, financial or reputational risks; and

•	other classified business issues that the Board or management would like the Committee to review.

The Classified Business Oversight Committee held four meetings during fiscal 2011.

Ethics and Corporate Responsibility Committee

The current members of the Ethics and Corporate Responsibility Committee are Anita K. Jones (Chair), France A. Córdova, Jere A. Drummond and Walter P. Havenstein. The responsibilities of the Ethics and Corporate Responsibility Committee are set forth in its charter and include:

•	reviewing and making recommendations regarding the ethical responsibilities of our employees and consultants under our administrative policies and procedures;

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reviewing and assessing our policies and procedures addressing the resolution of conflicts of interest involving us, our employees, officers and directors, or their immediate family members, including related party transactions, and addressing any potential conflict of interest involving us and a director or an executive officer;

•	reviewing the adequacy of, and any requests for waivers under, our Code of Ethics for Principal Executive Officer and Senior Financial Officers;

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reviewing and establishing procedures for the receipt, retention and treatment of complaints regarding violations of our policies, procedures and standards related to ethical conduct and legal compliance;

•	reviewing and evaluating the effectiveness of our ethics, compliance and training programs and related administrative policies; and

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reviewing our policies and practices in the areas of corporate responsibility including, the safety and protection of the environment, charitable contributions and such political, social and environmental issues that may affect our business operations, performance, public image or reputation.

The Ethics and Corporate Responsibility Committee held four meetings during fiscal 2011.

Finance Committee

The current members of the Finance Committee are Louis A. Simpson (Chair), Thomas F. Frist, III, Lawrence C. Nussdorf, Edward J. Sanderson, Jr., and A. Thomas Young. The responsibilities of the Finance Committee are set forth in its charter and include periodically reviewing and making recommendations to our Board of Directors and management concerning:

•	our capital structure, including the issuance of equity and debt securities, the incurrence of indebtedness, payment of dividends and related matters;

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financial projections (including any financial guidance) and general financial planning, including cash flow and working capital management, capital budgeting and expenditures, tax planning and compliance and related matters;

•	mergers, acquisitions and strategic transactions;

•	proposed offers for the purchase or acquisition of all or substantially all of our stock or assets;

•	investor relations programs and policies;

•	the funding status of the defined-benefit plan of one of our international subsidiaries and the overall financial impact of our benefit plans; and

•	any other transactions or financial issues that the Board or management would like the Committee to review.

The Finance Committee held nine meetings during fiscal 2011.

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Human Resources and Compensation Committee

The current members of the Human Resources and Compensation Committee are Edward J. Sanderson, Jr. (Chair), France A. Córdova, Miriam E. John and Harry M.J. Kraemer, Jr. The Board of Directors has determined that each of the members of the Human Resources and Compensation Committee is independent for purposes of our Corporate Governance Guidelines. The responsibilities of the Human Resources and Compensation Committee are set forth in its charter and include:

•	determining the compensation of our Chief Executive Officer and reviewing and approving the compensation of our other executive officers;

•	exercising all rights, authority and functions under all of our stock, retirement and other compensation plans;

•	approving and making recommendations to the Board of Directors regarding non-employee director compensation;

•	preparing an annual report on executive compensation for inclusion in our Proxy Statement or Annual Report on Form 10-K in accordance with the rules and regulations of the SEC; and

•	periodically reviewing our Human Resources strategy, policies and programs.

In the exercise of its responsibilities, the Human Resources and Compensation Committee may delegate such of its authorities and responsibilities as the Committee deems proper to members of the Committee or to a subcommittee. The Committee’s processes and procedures for the consideration and determination of executive compensation are discussed in further detail under “Compensation Discussion and Analysis” below. The Human Resources and Compensation Committee held nine meetings during fiscal 2011.

Role of Independent Consultant

The Human Resources and Compensation Committee has retained Frederic W. Cook & Co., as its independent compensation consultant to assist the Committee in evaluating executive compensation programs and in setting executive officer compensation. The consultant only serves the Committee in an advisory role and does not decide or approve any compensation actions. The consultant reports directly to the Committee and does not perform any services for management. The consultant’s duties include the following:

•	reviewing our total compensation philosophy, peer group, and target competitive positioning for reasonableness and appropriateness;

•	reviewing our overall executive compensation program and advising the Committee on evolving best practices;

•	providing independent analyses and recommendations to the Committee on executive officers’ compensation and new programs that management submits to the Committee for approval; and

•	reviewing the Compensation Discussion and Analysis for our Proxy Statement;

The consultant interacts directly with members of SAIC management only on matters under the Committee’s oversight and with the knowledge and permission of the Committee.

Compensation Committee Interlocks and Insider Participation

None of the members of our Human Resources and Compensation Committee has, at any time, been an officer or employee of ours. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Human Resources and Compensation Committee.

Nominating and Corporate Governance Committee

The current members of the Nominating and Corporate Governance Committee are Jere A. Drummond (Chair), John J. Hamre, Miriam E. John, Louis A. Simpson and A. Thomas Young. The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is independent for purposes of our Corporate Governance Guidelines. The responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter and include:

•	evaluating, identifying and recommending director nominees, including nominees proposed by stockholders;

•	reviewing and making recommendations regarding the composition and procedures of the Board of Directors;

•	making recommendations regarding the size, composition and charters of the Board’s committees;

•	reviewing and developing long-range plans for our Chief Executive Officer and management succession;

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developing and recommending to the Board of Directors a set of corporate governance principles, including recommending an independent director to serve as non-executive Chair of the Board or as Lead Director; and

•	developing and overseeing an annual self-evaluation process of the Board of Directors and its committees.

The Nominating and Corporate Governance Committee held five meetings during fiscal 2011.

Director Nominations Process

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Committee regularly assesses the Board’s current and projected strengths and needs by, among other things, reviewing the Board’s current profile, the criteria for board membership described on page 10 and our current and future needs.

To the extent that vacancies on the Board of Directors are anticipated or otherwise arise, the Committee prepares a target candidate profile and develops an initial list of director candidates identified by the current members of the Board, business contacts, community leaders and members of management. The Committee may also retain a professional search firm to assist it in developing a list of qualified candidates, although the Committee has not utilized the services of such firms to date. The Nominating and Corporate Governance Committee would also consider any stockholder recommendations for director nominees that are properly received.

The Committee then screens and evaluates the resulting slate of director candidates to identify those individuals who best fit the target candidate profile and Board membership criteria and provides the Board of Directors with its recommendations. The Board of Directors then considers the recommendations and votes on whether to nominate the director candidate for election by the stockholders at the annual meeting or to appoint the director candidate to fill a vacancy on the Board.

Stockholder Nominations

Any stockholder may nominate a person for election as a director by complying with the procedures set forth in our bylaws. Under Section 3.03 of our bylaws, in order for a stockholder to nominate a person for election as a director, such stockholder must give timely notice to our Corporate Secretary prior to the meeting at which directors are to be elected. To be timely, notice must be delivered to the Corporate Secretary not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. (If the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, however, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which we first publicly announce the date of such annual meeting, whichever occurs later).

Such stockholder’s notice must include certain information as provided in Section 3.03 of our bylaws about the nominee, the stockholder and the underlying beneficial owner, if any, including his or her name, age, address, occupation, shares, rights to acquire shares, information about derivatives, hedges, short positions, understandings or agreements regarding the economic and voting interests of the nominee, the stockholder and related persons with respect to our stock, if any, and such other information as would be required to be disclosed in a proxy statement soliciting proxies for the election of the proposed nominee. In addition, the notice must contain certain information about the stockholder proposing to nominate that person. We may require any proposed nominee to furnish such other information as may reasonably be required to determine the eligibility of such proposed nominee to serve as a director. A stockholder’s notice must be updated, if necessary so that the information submitted is true and correct as of the record date for determining stockholders entitled to receive notice of the meeting.

Mandatory Retirement Policy

The Board has adopted a standard retirement age of 75 for independent directors and 65 for employee directors. It is the general policy of the Nominating and Corporate Governance Committee not to nominate candidates for re-election at any annual stockholder meeting to be held after he or she has attained the applicable retirement age.

Director Compensation

The Board of Directors uses a combination of cash and stock-based incentives to attract and retain qualified candidates to serve as directors. In determining director compensation, the Board of Directors considers the significant amount of time required of our directors in fulfilling their duties, as well as the skill and expertise of our directors. The Human Resources and Compensation Committee periodically reviews director compensation with the assistance of independent compensation consultants and recommends to the Board of Directors the form and amount of compensation to be provided.

CORPORATE GOVERNANCE

The following is a summary of the compensation that we provide to our non-employee directors:

Cash Compensation. Our directors receive a cash retainer for their service on the Board of Directors. For fiscal 2011, our directors were paid an annual retainer of $50,000 and the Chair of each committee of the Board was paid an additional annual retainer of $10,000, except for the Chair of the Audit Committee who was paid an additional annual retainer of $15,000. The non-executive Chair of the Board also receives an additional annual retainer of $160,000. In addition to the cash retainers, non-employee directors also received $2,000 for each meeting of the Board and committee they attended. We also reimburse our directors for expenses incurred while attending meetings or otherwise performing services as a director.

Equity Compensation. Directors receive annual equity awards under our equity incentive plan. For fiscal 2011, each of our directors received equity awards valued at approximately $150,000, of which two-thirds was in the form of restricted shares of common stock and one-third was in the form of stock options. These equity awards will vest on the later of one year from the date of grant or on the date of the next annual meeting of stockholders following the date of grant. If a director retires due to our mandatory retirement policy, the director’s equity awards will continue to vest as scheduled and options will remain exercisable for the remainder of the option term.

Deferral Plans. The directors are eligible to defer all or any portion of their cash bonus or certain equity compensation into our Keystaff Deferral Plan or Key Executive Stock Deferral Plan, or both. These plans are described in further detail under the caption “Executive Compensation—Nonqualified Deferred Compensation” below.

Stock Ownership Guidelines and Policies. The Board of Directors believes that its members should acquire and hold shares of our stock in an amount that is meaningful and appropriate. To encourage directors to have a material investment in our stock, the Board has adopted stock ownership guidelines that encourage directors to hold shares of our stock with a value of at least five times the amount of the annual cash retainer within three years of joining the Board. All of our directors met this requirement in fiscal 2011. In addition to these ownership guidelines, our directors are also subject to policies that prohibit certain short-term or speculative transactions in our securities that we believe carry a greater risk of liability for insider trading violations or may create an appearance of impropriety. Our policy requires directors to obtain preclearance from our General Counsel for all transactions in our securities.

The following table sets forth information regarding the compensation paid to our directors for service in fiscal 2011:

Name (1)	Fees earned or paid in cash ($) (2)	Stock awards ($) (3)	Option awards ($) (4)	All other compensation ($)	Total ($)
France A. Córdova	100,000	100,008	50,001	—	250,009
Kenneth C. Dahlberg (5)	—	—	—	363,888	363,888
Jere A. Drummond	108,000	100,008	50,001	—	258,009
Thomas F. Frist, III	112,000	100,008	50,001	—	262,009
John J. Hamre	104,000	100,008	50,001	—	254,009
Miriam E. John	104,000	100,008	50,001	—	254,009
Anita K. Jones	110,000	100,008	50,001	—	260,009
John P. Jumper	90,000	100,008	50,001	—	240,009
Harry M. J. Kraemer, Jr.	127,000	100,008	50,001	—	277,009
Lawrence C. Nussdorf	39,000	100,001	49,999	—	189,000
Edward J. Sanderson, Jr.	124,000	100,008	50,001	—	274,009
Louis A. Simpson	116,000	100,008	50,001	—	266,009
A. Thomas Young	232,250	100,008	50,001	—	382,259

(1)	Walter P. Havenstein, our CEO, is not included in this table because he received no additional compensation for his services as a director.

CORPORATE GOVERNANCE

(2)	Amounts in this column represent the aggregate dollar amount of all fees earned or paid in cash for services as a director for annual retainer fees, committee and/or chair fees and meeting fees. The directors are eligible to defer such cash fees into our Keystaff Deferral Plan and Key Executive Stock Deferral Plan. Director fees that are deferred into the Key Executive Stock Deferral Plan result in stock units of equal value based on the closing sales price of our common stock on the second business day of the calendar quarter. In fiscal 2011, John P. Jumper deferred $38,750 into our Keystaff Deferral Plan and the following directors deferred the following amounts and received the following number of stock units in our Key Executive Stock Deferral Plan:

Name	Amount deferred ($)	Stock units received upon deferral of fees (#)
Jere A. Drummond	60,000	3,678
Thomas F. Frist, III	99,500	6,130
John J. Hamre	104,000	6,342
Miriam E. John	104,000	6,329
Harry M. J. Kraemer, Jr.	127,000	7,759
A. Thomas Young	232,250	14,227

(3)	Amounts in this column reflect the grant date fair value computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). For fiscal 2011, each of our non-employee directors received 5,741 restricted shares of our common stock, except for Mr. Nussdorf, who received 6,460 shares. For more information regarding our application of FASB ASC Topic 718, including the assumptions used in the calculations of these amounts, see Note 10 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K as filed with the SEC on March 25, 2011.

At the end of fiscal 2011, the following non-employee directors held the following number of unvested stock awards and the following number of unvested stock units in our Key Executive Stock Deferral Plan:

Name	Unvested stock awards	Unvested stock units
France A. Córdova	—	5,741
Jere A. Drummond	8,165	—
Thomas F. Frist, III	5,741	—
John J. Hamre	—	8,164
Miriam E. John	—	8,111
Anita K. Jones	8,165	—
John P. Jumper	5,242	2,870
Harry M. J. Kraemer, Jr.	—	8,164
Lawrence C. Nussdorf	6,460	—
Edward J. Sanderson, Jr.	8,165	—
Louis A. Simpson	8,165	—
A. Thomas Young	—	8,164

(4)	Amounts in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718. Option awards granted to directors in fiscal 2009 and after vest on the later of one year from the date of grant or on the date of the next annual meeting of stockholders following the date of grant. Option awards granted to directors prior to fiscal 2009 vest as to 20%, 20%, 20% and 40% of the underlying shares on the first, second, third and fourth year anniversaries of the date of grant, respectively.

During fiscal 2011, each of our non-employee directors was issued options to purchase 13,959 shares of our common stock (except for Mr. Nussdorf who was issued an option to purchase 18,683 shares), with a grant date fair value of approximately $50,000. At the end of fiscal 2011, our non-employee directors held vested and unvested options to purchase the following number of shares of our common stock:

Name	Aggregate shares subject to outstanding options
France A. Córdova	38,127
Jere A. Drummond	47,211
Thomas F. Frist, III	24,905
John J. Hamre	47,211
Miriam E. John	47,016
Anita K. Jones	47,211
John P. Jumper	47,016
Harry M. J. Kraemer, Jr.	47,211
Lawrence C. Nussdorf	18,683
Edward J. Sanderson, Jr.	47,211
Louis A. Simpson	47,211
A. Thomas Young	47,211

CORPORATE GOVERNANCE

(5)	Mr. Dahlberg served as our CEO until September 21, 2009 and remained employed by the company as Executive Chairman until his retirement on June 18, 2010. Amounts shown for Mr. Dahlberg represent $345,534 in base salary, $10,854 in matching contributions that we made on his behalf in the SAIC Retirement Plan and a gift valued at $7,500 given in connection with his retirement. In addition, in recognition of Mr. Dahlberg’s contributions to the company, we extended our Strategic University Alliances Program to include a donation of $500,000 to the University of Southern California’s Viterbi School of Engineering over the next five years, of which $75,000 was funded in fiscal 2011.

Related Party Transactions

The Board of Directors has adopted written policies and procedures for the review and approval of transactions between us and certain “related parties,” which are generally considered to be our directors and executive officers, nominees for director, holders of five percent or more of our outstanding capital stock and members of their immediate families. The Board of Directors has delegated to the Ethics and Corporate Responsibility Committee the authority to review and approve the material terms of any proposed related party transaction. If a proposed related party transaction involves a non-employee director or nominee for election as a director and may be material to a consideration of that person’s independence, the matter is also considered by the Chair of the Board of Directors and the Chair of the Nominating and Corporate Governance Committee.

In determining whether to approve or ratify a related party transaction, the Ethics and Corporate Responsibility Committee considers, among other factors it deems appropriate, the potential benefits to us, the impact on a director’s or nominee’s independence or an executive officer’s relationship with or service to us, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. In deciding to approve a transaction, the Committee may, in its sole discretion, impose such conditions as it deems appropriate on us or the related party. Any transactions involving the compensation of executive officers, however, are to be reviewed and approved by the Human Resources and Compensation Committee. If a related party transaction will be ongoing, the Ethics and Corporate Responsibility Committee may establish guidelines to be followed in our ongoing dealings with the related party. Thereafter, the Ethics and Corporate Responsibility Committee will review and assess ongoing relationships with the related party on at least an annual basis to determine whether they are in compliance with the Committee’s guidelines and that the related party transaction remains appropriate.

We engage in transactions and have relationships with many entities, including educational and professional organizations, in the ordinary course of our business. Some of our directors, executive officers or their immediate family members may be directors, officers, partners, employees or shareholders of these entities. We carry out transactions with these firms on customary terms. There were no transactions during fiscal 2011 in which any related party had a direct or indirect material interest.

Communications with the Board of Directors

Any interested party may communicate with the Chair of the Board and the Chairs of our Audit, Ethics and Corporate Responsibility, Human Resources and Compensation, and Nominating and Corporation Governance Committees on Board-related issues by sending an e-mail to:

•	boardchair@saic.com;

•	auditchair@saic.com;

•	compensationchair@saic.com;

•	governancechair@saic.com; or

•	ethicschair@saic.com.

You may also write to them or to any other director, the independent directors as a group, or the Board of Directors generally at the following address:

SAIC, Inc.

Attention: Corporate Secretary

10260 Campus Point Drive, MS-D7S

San Diego, CA 92121

Relevant communications will be forwarded to the recipients noted in the communication. Communications sent to the Board of Directors or the independent directors as a group will be forwarded to the Chair of the Board.

PROPOSAL 2—AMENDMENT TO CERTIFICATE OF INCORPORATION

We are seeking the approval of our stockholders for an amendment to our restated certificate of incorporation to enable stockholders owning at least 10% individually, or 25% collectively, of the voting power of our outstanding shares to require the corporate secretary to call a special meeting of stockholders, subject to the provisions of our bylaws. Currently, our certificate of incorporation permits only the Board of Directors to call special meetings of stockholders.

The Board believes a 10% individual or 25% aggregate ownership threshold for stockholders to request a special meeting achieves an appropriate balance between enhancing stockholder rights and protecting against the risk that a small minority of stockholders will pursue special interests that are not in the best interests of our stockholders as a whole. Organizing and preparing for a special meeting involves significant commitment of management time and focus, and imposes substantial legal, administrative and distribution costs. Accordingly, we believe that a special meeting should only be held to cover special or extraordinary events when fiduciary, strategic, significant transactional or similar considerations dictate that the matter be addressed expeditiously, rather than waiting until the next annual meeting. We will continue to maintain our existing governance mechanisms that afford management and the Board the ability to respond to proposals and concerns of all stockholders, regardless of the level of share ownership.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has unanimously adopted a resolution approving, subject to stockholder approval, an amendment to Article Eighth, paragraph (B), of our certificate of incorporation to enable qualified stockholders to request a special meeting. The full text of the certificate of incorporation, marked to show the proposed changes for which we are seeking stockholder approval, is set forth in the Appendix to this Proxy Statement. The proposed changes to Article Eighth would not amend any other provisions of the certificate of incorporation.

If this Proposal 2 is approved by our stockholders, this amendment will become effective upon the filing of the amended certificate of incorporation with the Delaware Secretary of State, which we would do promptly after the Annual Meeting. At the same time, if this proposal is approved, we anticipate that our Board will adopt corresponding changes to our bylaws, which would include certain requirements for requesting a special meeting and procedures to provide an orderly process for calling a special meeting and adequate time for our Board and management to prepare for the meeting. Stockholders submitting a special meeting request would be required to provide information similar to the information currently required for stockholders to bring business or a nominee for director before an annual meeting. The bylaws would also describe how a stockholder may revoke a request. In addition, the bylaws would be amended to specify when a special meeting requested by stockholders will not be held, including if: (1) the request to call a special meeting relates to an item of business that is not a proper subject for stockholder action under applicable law; (2) an identical or substantially similar item will be submitted for stockholder approval at any stockholder meeting to be held within 90 days after the Secretary receives a special meeting request; or (3) an identical or substantially similar item has been presented at the most recent annual meeting or at any special meeting held within the past year. Stockholder approval is not required and is not being sought to amend the bylaws.

Vote Required

The affirmative vote of at least two-thirds of the total voting power of all outstanding shares of our voting stock is required to approve this Proposal 2. Abstentions and broker “non-votes” have the effect of a vote against the proposal. Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted as instructed. In the absence of specific instructions, properly executed, timely received and unrevoked proxies will be voted “FOR” the proposal.

Recommendation of the Board

The Board of Directors unanimously recommends a vote FOR the amendment to our restated certificate of incorporation.

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

We urge stockholders to read our Compensation Discussion and Analysis (CD&A) beginning on page 22, which describes in detail how we seek to closely align the interests of our named executive officers with the interests of our stockholders. As described in the CD&A, our compensation programs are designed to:

•

pay for performance by tying a substantial majority of an executive’s compensation to the attainment of financial and other performance measures that, the Board believes, promote the creation of long-term stockholder value and position the company for long-term success;

•	provide the same types of benefits for executives as other employees, with no special or supplemental pension, health or death benefits for executives;

•	target total direct compensation at the median range among companies with which we compete for executive talent;

•	enable us to recover, or “clawback,” incentive compensation if there is any material restatement of our financial results, or if an executive is involved in misconduct;

•	require our executives to own a significant amount of SAIC stock;

•	avoid incentives that encourage unnecessary or excessive risk-taking; and

•	compete effectively for talented executives who will contribute to our long-term success.

The Human Resources and Compensation Committee and the Board of Directors believe that these programs and policies are effective in implementing our pay for performance philosophy and achieving its goals. This advisory stockholder vote, commonly known as “Say-on-Pay,” gives you, as a stockholder, the opportunity to advise whether or not you approve of our executive compensation program and policies by voting on the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related material.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in the CD&A and Executive Compensation sections of this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the company, our Board of Directors or the Human Resources and Compensation Committee of the Board of Directors. Our Board values the opinions of our stockholders. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Human Resources and Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

Vote Required

The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this Proposal 3. Broker non-votes are not entitled to vote on this proposal and will not be counted in evaluating the results of the vote. This advisory vote on executive compensation is non-binding on the Board of Directors.

Recommendation of the Board

The Board of Directors unanimously recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

PROPOSAL 4—ADVISORY VOTE ON FREQUENCY OF VOTE ON EXECUTIVE COMPENSATION

Pursuant to recently adopted provisions of the Securities Exchange Act, we are asking stockholders to vote on whether future advisory votes on executive compensation of the nature reflected in Proposal 3 above should occur every year, every two years or every three years.

After careful consideration of the frequency alternatives, the Board believes that holding an advisory vote on executive compensation every year is the most appropriate policy for the company at this time, and recommends that stockholders vote for future advisory votes on executive compensation to occur every year.

While our executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation decisions and disclosures are made annually and that an annual advisory vote on executive compensation would provide us with more direct and immediate feedback. Stockholders should note, however, that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, it may not be appropriate or even feasible to change our current annual or multi-year executive compensation programs in response to any one year’s advisory vote before the following year’s annual meeting of stockholders. If we decide that responsive changes are appropriate, but immediate implementation is not practical, the impact of those changes may not be fully reflected in the following year’s proxy statement. In addition, the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, which may affect our ability to consider and implement responsive changes.

Vote Required

This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board of Directors. Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation. We currently expect to conduct an annual advisory vote on executive compensation, unless the voting results indicate a stockholder preference for a less frequent vote. In any case, our Board may vary its practice in future years based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

Recommendation of the Board

The Board of Directors recommends stockholders vote to conduct future advisory votes on executive compensation every year.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides important information on our executive compensation program and the amounts shown in the executive compensation tables that follow. In this proxy statement, the term “named executive officers” means the executive officers named in the executive compensation tables. In this CD&A, the “Committee” refers to the Human Resources and Compensation Committee of the Board of Directors, which is responsible for overseeing the compensation program for all of our executives.

Executive Summary

Our Pay for Performance Philosophy

Our executive compensation program is designed to align the interests of senior management with stockholders by tying a significant majority of their potential compensation to the achievement of performance goals or stock price appreciation through annual incentive bonuses, stock options and performance share awards. Each year the Committee establishes performance targets for the annual incentive plan and performance share plan that require the achievement of significant financial results. At the end of each year (or three-year performance period), the Committee assesses actual performance against these financial targets. While the Committee believes that financial performance should be the most significant driver of compensation, other factors that drive long-term value for stockholders are also considered as part of annual cash incentive program, including factors contributing to a top-tier workplace environment, improvements in efficiency and effectiveness, and winning key business opportunities. Ultimately, the amount of compensation awarded to executives is determined based on performance and what the Committee believes is in the best interests of stockholders.

For fiscal 2011, the Committee continued its practice of awarding a significant majority of total compensation to the named executive officers in the form of performance-based incentive compensation, with only a small minority of the total potential compensation being provided in the form of base salary. In the case of our CEO, Mr. Havenstein, only about 19% of his target compensation in fiscal 2011 was paid in the form of base salary. The value of the remaining 81% is linked directly to performance. For our other named executive officers, about 75% of their targeted compensation was tied to performance.

As shown in the chart below, our performance in fiscal 2011 improved over the prior year in several of the key financial measures that we believe help drive stockholder value, and which we therefore use as part of our incentive compensation program. However, our financial performance on the financial metrics used for our annual incentive program was below the targets set by the Committee at the beginning of the year. As a result, the total compensation paid to our named executive officers decreased in fiscal 2011 from the prior year, consistent with our pay for performance philosophy.

	Fiscal 2010	Fiscal 2011	% Increase or (Decrease)
	(in millions, except per share amounts)
Revenue	$10,846	$11,117	2.5%
Operating Income	$867	$958	10.5%
Diluted Earnings Per Share from Continuing Operations	$1.24	$1.51	21.8%
Total CEO Compensation (1)	$5.76	$5.15	(10.6)%
Average Total Other NEO Compensation (2)	$2.05	$1.99	(2.9)%

(1)	The amount for fiscal 2010 is compensation for Mr. Dahlberg, who served as our CEO for two-thirds of the year and continued as Executive Chair of the Board throughout fiscal 2010 without adjustment to his compensation. This amount includes the target value of unvested performance share awards granted in fiscal 2010, although Mr. Dahlberg will only be eligible for a pro rata portion because he retired before the end of the performance period. The amount for fiscal 2011 is compensation for Mr. Havenstein for his first full year as CEO. More information about Mr. Havenstein’s compensation for fiscal 2010, including one-time equity awards received upon joining the company, is provided in the Summary Compensation Table on page 32.

(2)	Average total compensation for the three executives, other than the CEO, who qualified as named executive officers in both fiscal 2010 and 2011 based on the compensation reported in the Summary Compensation Table on page 32.

Compensation Governance

Other aspects of our compensation program are intended to further align our executives’ interest with stockholders. These include:

•	total compensation for executives targeted at competitive market median levels;

•	stock ownership guidelines that require executive officers to accumulate and hold SAIC shares with a value of at least five times their base salary;

•

a “clawback” policy that permits the Committee to recover incentive compensation if there is a material restatement of our financial results for any reason, or if the executive was involved in misconduct;

•	an annual compensation risk assessment to identify incentives that could lead to excessive risk-taking;

COMPENSATION DISCUSSION AND ANALYSIS

•	no special or supplemental pension, health or death benefits for executives; and

•

a “double-trigger” for change in control benefits, meaning that no benefits are paid solely due to a change in control (an executive’s employment must be terminated following a change in control to receive benefits).

Elements and Objectives of Our Compensation Program

Under the direction of the Committee, we provide the following principal elements of compensation to our executive officers:

Base Salary. Consistent with our philosophy of tying pay to performance, our executives receive a relatively small percentage of their overall compensation in the form of base pay. In order to effectively attract and retain talented executives, we provide a fixed base salary to our executive officers based on their level of responsibility, expertise, skills, knowledge and experience and on competitive peer company data.

Annual Cash Incentive Awards. We provide cash incentive awards to our executive officers that vary in amount depending upon performance against predetermined goals and objectives for the fiscal year, to encourage the achievement of annual financial and operating goals.

Long-Term Equity Incentive Awards. We provide equity incentive awards to our executive officers, consisting of stock options and performance share awards, which are intended to motivate them to stay with us and build stockholder value through their future performance. We believe that stock options motivate our executives to build stockholder value because they may realize value only if our stock appreciates over the option term. Beginning with options granted in fiscal 2012, option awards will have a term of seven years (compared to a five-year term for previously granted options) to encourage a longer term perspective. Under our performance share award program, shares may be earned based upon the achievement of specific financial performance objectives over a three-year period. We believe this program plays an important role in further aligning the compensation of executives with key financial metrics that drive stockholder value over the long-term. Because these equity awards are intended to help motivate our executive officers to stay with us and to continue to build future stockholder value, the Committee generally does not consider an executive officer’s current stock or option holdings in making additional awards.

Other Benefits. We also provide our executive officers with benefits generally available to other employees, such as participation in our health, benefit and retirement programs. Our executive officers are also entitled to certain benefits if their employment is terminated following a change in control.

Considerations in Determining Direct Compensation

In determining the amounts of direct compensation (salary, annual and long-term incentives) to be awarded to our executive officers, the Committee considers the company’s overall performance, the performance of operating units under the executive officer’s management, individual performance as measured against performance goals and criteria, and comparative market data for our compensation peer group. The Committee reviews and approves the amounts of direct compensation to be provided to our executive officers for each fiscal year. At the beginning of each fiscal year, the Committee reviews and approves:

•	the amount of base salary to be provided for the upcoming year;

•	the payout range for the cash incentive awards that may be earned for the year and the performance goals and criteria upon which the amounts of the awards will be determined;

•

the payout range for performance share awards that may be earned for the three-year performance period beginning in that fiscal year and the performance goals and criteria upon which the amounts of the awards will be determined; and

•	the mix and amount of equity incentive awards to be granted to our executive officers.

In approving payout ranges, the Committee determines a threshold level of performance that must be achieved in order to receive a minimum payout and also establishes a maximum payout amount. Upon completion of each fiscal year, the Committee approves the payment of cash incentive awards that are based upon the achievement of the predetermined performance goals and criteria for the year just completed.

Company and Operational Group Performance

Our overall performance (or a combination of company and group performance for executive officers with operational responsibilities) determines 80% of the amount of any cash incentive awards to be paid upon completion of the fiscal year. Amounts are principally determined based upon the company’s or group’s achievement of financial and operating objectives set at the beginning of the fiscal year, but the Committee retains the discretion to reduce the payouts when it considers a reduction appropriate.

COMPENSATION DISCUSSION AND ANALYSIS

Individual Performance

Individual performance is a key factor in setting base salaries, and individual contributions to the achievement of our enterprise goals determine 20% of the amount of any cash incentive awards to be paid upon completion of the fiscal year. For the CEO and Group Presidents, one-half of their individual performance objectives were tied to employee retention. In determining base salaries, the Committee reviews a performance assessment for each of our executive officers, as well as compensation recommendations provided by the CEO and the Executive Vice President for Human Resources. The Committee also considers market data and recommendations provided by its independent compensation consultant. Executive officers do not propose their own compensation. In addition, the Committee considers whether the executive officer has achieved predetermined objectives applicable to his or her organization, his or her individual contributions to us and other leadership accomplishments. The individual performance goals consist of objectives relating to matters such as success in retaining and obtaining new customers, building capability through training and retaining workforce and certain other financial and operating goals.

If, during the recently completed fiscal year, any executive officer has demonstrated exceptional performance that the Committee determines is not fully recognized through the predetermined incentive award criteria, such exceptional contributions may be rewarded in the form of discretionary cash bonuses but generally not through increases in base salary. Additional awards of restricted stock may be issued in limited circumstances to address a specific retention concern or a significant mid-year change in role. No such discretionary cash bonuses or retention awards were paid or issued to our named executive officers in fiscal 2011. If an executive officer’s performance does not meet expectations, the executive will receive a lower or no incentive award payout for the individual performance component of our cash incentive program.

Assessing CEO Performance

In determining compensation for our CEO, the Committee meets in executive session and evaluates his performance based on his achievement of performance objectives that were established and agreed upon at the beginning of the fiscal year. Formal input is received from the independent directors and senior management and through the CEO’s self-assessment. The Committee also considers the CEO’s leadership contributions towards the company’s performance, including financial and operating results, development and achievement of strategic objectives, progress in building capability among the senior management team and corporate governance leadership, as well as market data and recommendations provided by the Committee’s independent compensation consultant. The Committee determines the CEO’s compensation and then reviews his evaluation and compensation with the Board’s independent directors. The Chair of the Board and the Chair of the Committee then present the Committee’s evaluation and compensation determination to the CEO, who subsequently discusses his evaluation with the Board of Directors. The CEO does not propose his own compensation.

Comparable Market Compensation

The Committee compares the amount of direct compensation we provide to that provided by companies with whom we compete for executive talent with similar roles and responsibilities. To assist with this effort, the Committee asks its independent compensation consulting firm, Frederic W. Cook & Co., to review and benchmark each element of direct compensation (including salary and cash and equity incentives) we provide to our executive officers.

For fiscal 2011, Frederic W. Cook & Co. compared each element of direct compensation we provide to our CEO, CFO and certain other members of senior management against that provided by other publicly-traded engineering, information technology, consulting and defense companies, which we refer to as our “compensation peer group.” The compensation peer group for fiscal 2011 consisted of the following companies:

• Accenture, Ltd.	• Fiserv, Inc.	• Rockwell Collins, Inc.
• Automatic Data Processing, Inc.	• General Dynamics Corporation	• Synnex Corporation
• Computer Sciences Corporation	• L-3 Communications Holdings, Inc.	• Unisys Corporation
• CGI Group, Inc.	• Raytheon Company	• URS Corporation

This compensation peer group is periodically reviewed and updated. It consists of companies that we believe have similar revenues and industry focus to ours, as well as companies against which we compete for talent and stockholder investment. In order to help provide better comparative data and analysis, the compensation peer group is structured so that no company within the survey has annual revenues greater than three times or less than approximately one-third of ours. We eliminated Affiliated Computer Services, Inc. from our compensation peer group in fiscal 2011 because it was acquired by another company that does not satisfy these parameters. For comparison purposes for fiscal 2011, our annual revenues were at approximately the 57th percentile of the revenues of the compensation peer group. In addition to the compensation peer group, Frederic W. Cook & Co. also reviewed multiple broad-based third-party surveys and compiled information for the Committee’s consideration regarding compensation that other comparably-sized companies provide to their chief executive officer, chief financial officer and other members of senior management. For our Group Presidents, we compare the compensation we provide against compensation received by managers of operating units or subsidiaries of similar size to our groups.

COMPENSATION DISCUSSION AND ANALYSIS

The Committee considers this survey data and analysis when evaluating appropriate levels of direct compensation. To be competitive in the market for our executive-level talent, we generally will:

•

target overall compensation for our executive officers at the market median, although the actual cash incentive awards paid will vary based on operating performance and may therefore generate compensation that is higher or lower than the market median; and

•	award higher levels of compensation, when appropriate, in recognition of the importance or uniqueness of the role of an executive officer.

Compensation Decisions for Fiscal 2011

Compensation Mix

The charts below depict each principal element of targeted compensation as a percentage of total targeted compensation for our CEO and for our other named executive officers as a group for fiscal 2011.

As indicated above, base salary represents a small portion of overall compensation compared to performance-based cash and equity incentive awards. The allocation of a meaningful portion of overall compensation to cash incentive awards demonstrates the Committee’s belief that a substantial portion of total compensation should reflect the actual achievement of predetermined individual and company goals. The allocation of a majority of compensation in the form of stock option and performance share awards reflects the principle that a substantial portion of total compensation should be delivered in the form of equity awards in order to align the interests of our executive officers with those of our stockholders. We believe that an approximately equal allocation between performance share awards and stock options provides an appropriate balance of medium and long-term incentives. The various amounts of compensation provided to our named executive officers for fiscal 2011 are set forth in more detail in the tables in this Proxy Statement under the caption “Executive Compensation.” The allocation of performance share awards and stock options in the charts above are based on the grant date fair value as disclosed in the Grants of Plan-Based Awards table. The actual value of these awards will be based on future financial performance and our stock price.

Base Salary

In approving the fiscal 2011 base salaries for our named executive officers and other executive officers, the Committee considered its independent consultant’s analysis of pay levels among the compensation peer group and survey data which indicated that base salaries for our executive officers were, on average, at approximately competitive median levels, although each executive officer may have a base salary above or below the median of the market. Actual individual salary amounts also reflect the Committee’s judgment with respect to each executive officer’s responsibility, performance, experience and other factors, including internal equity considerations, the individual’s historical compensation and any retention concerns. The Committee reviews executive officers’ base salaries annually or at the time of promotion or a substantial change in responsibilities based on the criteria described above.

We believe that our CEO is better positioned than any other executive officer to set the strategic direction of the company and impact overall company performance. Accordingly, the Committee has not increased CEO base salary since 2005 and has instead provided opportunities through variable, performance-based compensation. Following this approach, our CEO, Mr. Havenstein, did not receive an increase in base salary for fiscal 2011. Our other named executive officers received increases in base salary of approximately 3% over the prior year.

Annual Cash Incentive Awards

We provided cash incentive awards to our executive officers in fiscal 2011, the amounts of which depended upon the achievement of specific financial, operating and individual performance goals approved by the Committee. In the first quarter

COMPENSATION DISCUSSION AND ANALYSIS

of fiscal 2011, the Committee approved the threshold, target and maximum bonus amounts for the cash incentive awards and the performance goals and criteria upon which the amounts of the awards would be determined. Following the end of fiscal 2011, the Committee approved the payment of cash incentive awards based upon performance against the predetermined goals and criteria.

Target and Maximum Cash Incentive Awards. For fiscal 2011, the Committee set the target amount of the cash incentive award at 125% of base salary for the CEO and approximately 100% of base salary for each other named executive officer.

The actual amount of the cash incentive award paid was based upon the extent to which performance under each of the criteria met, exceeded or was below target. Award levels were structured to range from 0% to 150% of the target amount for all performance criteria. However, to the extent that performance was less than 80% as measured against our performance goals, no bonus amount would be paid with respect to such performance criteria (other than voluntary turnover, as described below).

For our named executive officers, the target and maximum bonus amounts for the fiscal 2011 cash incentive awards and the amounts of the awards actually earned by the officers, were as follows:

	Target Award	Maximum Award	Actual Award	Actual Award as a % of Target
Walter P. Havenstein, CEO	$1,250,000	$1,875,000	$1,077,750	86%
Mark W. Sopp, CFO	570,000	855,000	520,000	91%
Deborah H. Alderson, Group President	490,000	735,000	445,000	91%
K. Stuart Shea, Group President	480,000	720,000	428,000	89%
Joseph W. Craver, III, Group President	470,000	705,000	405,000	86%
Vincent A. Maffeo, General Counsel	550,000	825,000	500,000	91%

The actual cash incentive awards paid to the named executive officers for fiscal 2011 were below the targeted award amounts because we did not fully achieve the targeted level of performance for all of the goals established by the Committee at the beginning of the year. The targeted achievement levels and actual performance for each of the key measures are described below.

Performance Goals for Cash Incentive Awards. The actual amount of the cash incentive award to be paid upon completion of fiscal 2011 was determined based upon the achievement of financial and other corporate and individual performance goals set at the beginning of the fiscal year. The performance goals and their relative weightings for fiscal 2011 were:

Financial Goals – 80% (1)	Other Performance Goals – 20%
Revenue (30%)

Individual Contributions to Enterprise Goals, including

•   employee engagement and development

•   customer satisfaction and retention

•   new business development in key strategic areas

•   financial and operating goals

Employee Retention (2)

•   voluntary employee turnover percentage

Operating Income (45%) • For Group Presidents, a portion of this weighting is based on Group-level profit before taxes.

Average Days Working Capital (DWC) (25)%

•   Determined by dividing (a) total working capital at quarter-end by (b) average daily sales during the quarter. Goals and payouts are based on the average of quarter-end DWC for the four fiscal quarters.

(1)

Award amounts for the CEO, CFO and other corporate-level executives based on achievement of financial goals are determined by reference to our consolidated financial information. Award amounts for Group Presidents based on achievement of financial goals are determined by reference to both the financial results of their respective Groups and our consolidated financial information, weighted equally, to encourage a balanced focus on group and company-wide goals.

(2)

For fiscal 2011, the employee retention goal was only applicable to senior managers whose operational roles placed them in a position to have a direct impact on retention, including Mr. Havenstein, Ms. Alderson, Mr. Shea and Mr. Craver. For these executives, employee retention and individual contributions to enterprise goals each comprised 10% of these executives’ annual cash incentive opportunity. The employee retention goal did not apply to Mr. Sopp and Mr. Maffeo for fiscal 2011. However, the retention goal will apply to all executive officers in fiscal 2012, comprising 10% of the total incentive opportunity for each executive under our annual cash incentive program.

Revenue and operating income were used as financial goals because they most directly align with our growth strategy and we believe they generally are strongly correlated with potential stockholder value. We use average days working capital to

COMPENSATION DISCUSSION AND ANALYSIS

measure how efficiently we use our working capital relative to the size of our business and operating units. We believe that individual contributions to our other enterprise goals contribute to the achievement of our financial goals over time and that a 20% weighting for these goals is appropriate to encourage individual efforts in an array of areas that should ultimately lead to improved financial performance for the company. Because the financial goals are considered the most important factors and annual performance is objectively measurable, we weigh these goals more heavily at 80%.

For fiscal 2011, the targeted achievement levels and actual performance for each of the key corporate measures were as follows:

	Target	Actual	Achievement Level
Revenue	$11.8 billion	$11.1 billion	94.2%
Operating Income	$965 million	$958 million	99.3%
Average Days Working Capital	45.9 days	46.2 days	99.3%

For employee turnover, our targeted voluntary employee turnover rate was set slightly above the prior year’s actual rate in expectation of increasing external employment opportunities, particularly in the government sector. The potential award levels ranged from 0% to 150% based on the variance from the target rate, with each 1% increase from the target rate resulting in a 25% decrease in the award level and vice versa. For example, a turnover rate 2% lower (better) than target would result in a maximum payout at the 150% level, a turnover rate 2% higher than target would result in a payout at the 50% level and a turnover rate 4% higher than target would result in no payout for the retention element of the program. Based on this scale, our actual retention performance in fiscal 2011 was 55% of targeted performance because our actual voluntary turnover rate was higher than the targeted rate.

Determination of Cash Incentive Award Amounts. Following the end of fiscal 2011, the Committee reviewed financial and individual performance during the year and approved the cash incentive award payments to be made to each of our executive officers, including the named executive officers. In evaluating fiscal 2011 financial performance, the Committee reviewed actual performance compared to targeted performance levels and determined that, while threshold performance levels were achieved, actual performance was below targeted performance. In analyzing individual performance, the Committee reviewed the individual’s level of achievement and also considered input from the CEO with respect to the degree of success and the difficulty of achieving the individual performance goals. Ultimately, weighted average scores for such financial and other corporate and individual objectives were determined and applied against the target bonus applicable to such objectives to determine a formula-based bonus amount. The Committee then exercised its discretion to reduce these amounts for each named executive officer, which resulted in non-equity incentive awards between 86% and 91% of targeted levels as indicated in the table on page 26 and reported in the Summary Compensation Table. In addition, in accordance with our compensation recoupment policy, actual cash incentive awards paid to the named executive officers for fiscal 2011 were further reduced by an average of $4,861 to offset inadvertent overpayments made in fiscal 2010 due to a calculation error.

Long-Term Incentive Awards

The amounts of these awards are determined based on market data and vary based upon an executive officer’s position and responsibilities.

Stock Options. Approximately 50% of the targeted total value of equity awards granted to our named executive officers in fiscal 2011 was comprised of stock options. These options vest as follows: 20% of the shares at the end of each of the first three years and 40% of the shares at the end of the fourth year and expire at the end of the fifth year. The objective of these awards is to link rewards to the creation of stockholder value over a longer term and aid in employee retention with a vesting schedule weighted toward the end of the option term.

Performance Share Awards. Approximately 50% of the targeted total value of equity awards granted to our named executive officers in fiscal 2011 was in the form of performance share awards that may result in shares being issued depending on the company’s achievement of specific financial performance goals over the three-year performance period covering fiscal year 2011 through fiscal year 2013. The number of shares that will ultimately be issued can range from 0% to 150% of the target number of shares. If cumulative performance over the three-year period is below the threshold level of performance, no shares will be issued. The objective of these awards is to reward targeted financial performance over a three-year period.

Target and Maximum Performance Share Awards. In the first quarter of fiscal 2011, the Committee approved the threshold, target and maximum performance share award amounts, which are set forth in the “Grants of Plan-Based Awards” table on page 33, and approved the performance goals and criteria upon which the actual payout amounts of the awards would be determined. The value of the target number of shares at the date of grant for the performance share awards awarded to the named executive officers were between 90% and 110% of base salary, except for Mr. Havenstein, for whom the target

COMPENSATION DISCUSSION AND ANALYSIS

value was 169% of base salary. The target value for Mr. Havenstein was higher as a percentage of base salary to reflect market data and practice based on the CEO’s higher level of responsibility and impact on company performance. As a result, it is appropriate for a greater percentage of his total compensation to be contingent on company performance. The threshold amounts represented 50% of the value of the target number of shares and the maximum amounts represented 150% of the value of the target number of shares. The actual value of any awards received will depend on the value of SAIC common shares at the time they are earned and issued to participants.

Performance Goals for Performance Share Awards. Performance for the three-year performance period covering fiscal year 2011 through fiscal year 2013 will be measured against two metrics:

•	three-year growth in diluted earnings per share from continuing operations, expressed in dollars; and

•	three-year operating margin growth, expressed in basis points.

The number of shares to be issued will be based on performance against separate targets for each measure , and each performance measure is equally weighted. The payout for each performance measure will be determined by the performance level achieved for each measure at the end of the three-year period.

We use diluted earnings per share as a performance metric for our performance share awards because it is a key measure of profitability followed by our stockholders and market analysts and it also reflects share dilution management and non-recurring items. As a below-the-line measure, it encourages control of tax expense and includes the dilutive or accretive effect of acquisitions. We use operating margin growth because it encourages profitable growth without regard to diluted shares outstanding and non-recurring items. We believe that an equal weighting provides an appropriate balance between these measures.

Other Benefits Provided in Fiscal 2011

In addition to the elements of direct compensation described above, we also provide our executive officers with the following benefits:

Health and Welfare Benefits

Our executive officers are entitled to participate in all health and welfare plans that we generally offer to all of our eligible employees, which provide medical, dental, health, group term life insurance and disability benefits. We believe that these health and welfare benefits are reasonable in scope and amount and are of the kind typically offered by other companies against which we compete for executive talent.

Retirement Benefits

Our executive officers are entitled to participate in the same retirement plan that is generally available to all of our eligible employees. We make matching contributions to eligible participants’ retirement plan accounts equal to 100% of each participant’s own contributions up to 6% of their “eligible compensation” under applicable rules. The average amount of contributions we made to the retirement plan accounts of our named executive officers in fiscal 2011 was $9,825. The Committee believes that this retirement program permits our executives to save for their retirement in a tax-effective manner.

Deferred Compensation Plans

To provide another tax-deferred means to save for retirement, we maintain deferred compensation plans that allow eligible participants to elect to defer all or a portion of any cash or certain equity incentive awards granted to them under our cash incentive or stock plans. We make no contributions to participants’ accounts under these plans. Vested deferred balances under the plans will generally be paid upon retirement or termination. These plans are described in more detail under “Nonqualified Deferred Compensation” on page 35.

Perquisites and Personal Benefits

We generally do not provide perquisites and personal benefits to our executive officers that are not otherwise available to other employees. In fiscal 2011, in connection with our hiring of Vincent A. Maffeo as our General Counsel, the Committee approved relocation benefits, not to exceed $625,000, to cover costs incurred by Mr. Maffeo to relocate closer to our corporate headquarters. These benefits include closing costs and commissions relating to the sale and purchase of a home, moving and storage of household goods, temporary living expenses and a gross-up for any additional tax liability in connection with such relocation benefits. Mr. Maffeo used $60,368 of his relocation allowance in fiscal 2011 and we expect additional relocation costs to be incurred during fiscal 2012.

COMPENSATION DISCUSSION AND ANALYSIS

Other Policies and Considerations

Assessment of Risks in our Compensation Programs

In fiscal 2011, the Committee directed management to undertake a risk assessment of our compensation programs and asked Frederic W. Cook & Co., the Committee’s independent compensation consultant, to review the assessment. In conducting the assessment, we reviewed our pay practices and incentive programs to identify any potential risks inherent in our compensation programs. We also reviewed the risks facing the company and evaluated whether our compensation practices and programs could be expected to increase or help mitigate these risks. The finding of the assessment, with which the Committee concurred, was that our compensation programs are effectively designed to help mitigate excessive risk-taking that could harm our value or reward poor judgment by our executives. The factors considered in reaching this conclusion include:

•	short-term incentive measures are balanced among different financial measures, with targets that are intended to be achievable upon realistic levels of performance;

•	significant weighting towards long-term incentive compensation promotes long-term decision making and discourages short-term risk taking;

•	maximum payouts are capped at levels that do not reward excessive risk-taking;

•	goals are based on company and group performance measures, which mitigates excessive risk-taking within any particular business unit;

•	our compensation recoupment policy allows us to recover compensation based on financial results that are subsequently restated or if fraud or intentional misconduct is involved; and

•	our stock ownership guidelines encourage a long-term perspective.

Equity Award Grant Practices

The Committee is responsible for the administration of our equity incentive plans. In advance of each fiscal year, the Committee predetermines the dates on which equity awards will be granted during the following fiscal year to new and existing employees, including our executive officers. These grant dates are selected to occur after the dates we anticipate releasing our annual and quarterly financial results. We generally grant equity incentive awards to our directors, executive officers and all other eligible employees on an annual basis shortly after we announce our financial results for the recently completed fiscal year. In addition to these annual grants, the Committee predetermines four quarterly dates on which any additional equity incentive awards may be made to eligible executive officers or other employees in connection with a new hire, for retention purposes or otherwise. The equity award grant dates for fiscal 2011 were fixed by the Committee in December 2009 and the grant dates for fiscal 2012 were fixed by the Committee in December 2010. The Committee approves all equity awards made to our directors and executive officers.

The exercise price of any option grant is determined by reference to the fair market value of the shares on the grant date, which our 2006 Equity Incentive Plan defines as the closing sales price of our common stock on the NYSE on the previous trading day.

Stock Ownership Guidelines and Policies

We encourage our employees to own our stock so that they are motivated to maximize our long-term performance and stock value. Under stock ownership guidelines we have established, our named executive officers are required to accumulate and maintain stockholdings in an amount of our stock with a value at least equal to five times their base salary. Because they must hold all SAIC shares acquired under our equity incentive programs until they meet this ownership requirement, which we expect will take several years, we do not have specific time-based holding periods following the exercise of stock options or vesting of other equity awards. In addition to these ownership guidelines, we have also established policies for our executive officers that prohibit certain short-term or speculative transactions in our securities that we believe carry a greater risk of liability for insider trading violations and also create an appearance of impropriety. For example, with respect to our securities, our executive officers are not permitted to engage in any short sales or any trading in puts, calls or other derivatives on an exchange or other organized market. In addition, our executive officers are required to obtain preclearance from our General Counsel for all transactions in our securities.

Compensation Recoupment Policy

Under our compensation recoupment policy, the Committee may require members of senior management to return incentive compensation if there is a material restatement of the financial results upon which the incentive compensation was originally based. If the Committee determines that recovery is appropriate, the company will seek repayment of the difference between the incentive compensation paid and the incentive compensation that would have been paid, if any, based on the restated financial results.

COMPENSATION DISCUSSION AND ANALYSIS

The policy also provides for recovery of incentive compensation from any employee involved in fraud or intentional misconduct, whether or not it results in a restatement of our financial results. In such a situation, the Committee would exercise its business judgment to determine what action it believes is appropriate under the circumstances.

We may seek to recover the applicable amount of compensation from incentive compensation paid or awarded after the adoption of the policy, from future payments of incentive compensation, cancellation of outstanding equity awards and reduction in or cancellation of future equity awards. In cases of fraud or misconduct, we may also seek recovery from incentive compensation paid or awarded prior to the adoption of the policy.

Post-Employment Benefits

We do not maintain a defined benefit or other supplemental retirement plan that would entitle our executive officers to receive company-funded payments if they leave the company.

Upon certain terminations of employment, including death, disability, retirement or a change in control, our named executive officers may be eligible for continued vesting of equity awards on the normal schedule or accelerated vesting in full or on a pro rata basis, depending on the nature of event and the type of the award. The purpose of these provisions is to protect previously earned or granted awards by making them available following the specified event. Because these termination provisions are contained in our standard award agreements for all recipients and relate to previously granted or earned awards, we do not consider these potential termination benefits as a separate item in compensation decisions for our named executive officers. Our long-term incentive plans do not provide for additional benefits or tax gross-ups. For more information about potential post-employment benefits, see “Executive Compensation—Potential Payments Upon Termination or a Change in Control” beginning on page 36.

Potential Change in Control and Severance Benefits

We maintain severance protection agreements with our executive officers that would provide them with payments and benefits if their employment is involuntarily terminated following an acquisition of our company as further described in this Proxy Statement under “Executive Compensation—Potential Payment Upon a Change in Control.” We believe that these agreements provide an important benefit to us by helping alleviate any concern the executive officers might have during a potential change in control of our company and permitting them to focus their attention on our business. In addition, we believe that these agreements are an important recruiting and retention tool, as many of the companies with which we compete for talent have similar arrangements in place for their senior management.

These severance protection agreements renew for successive one-year terms each year, unless either the Committee or an executive officer to which the agreement applies decides not to extend the term of the agreement before October 31st of the prior year. This annual term permits the Committee to regularly review the amount of benefits that would be provided to our executive officers in connection with a change in control and to consider whether to continue providing such benefits.

Tax Deductibility of Executive Compensation

We attempt to provide compensation that is structured, to the extent possible, to maximize favorable tax benefits for us. Section 162(m) of the Internal Revenue Code generally limits the deductibility of certain compensation in excess of $1,000,000 paid in any one year to the CEO and the three other most highly compensated named executive officers (other than our CFO). Qualified performance-based compensation will not be subject to this deduction limit if certain requirements are met.

The Committee periodically reviews and considers the deductibility of executive compensation under Section 162(m) in designing and implementing our compensation programs and arrangements. As indicated above, at least 80% of our target cash incentive awards and all of our performance share award payouts are determined based upon the achievement of certain predetermined financial performance goals under a stockholder-approved plan, which is intended to permit us to deduct such amounts pursuant to Section 162(m).

While we will continue to monitor our compensation programs in light of Section 162(m), the Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of our company and our stockholders. As a result, the Committee may conclude that paying compensation at levels that are not deductible under Section 162(m) is nevertheless in the best interests of our company and our stockholders.

COMPENSATION DISCUSSION AND ANALYSIS

Human Resources and Compensation Committee Report

The Human Resources and Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis included in this Proxy Statement. Based upon this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

France A. Córdova

Miriam E. John

Harry M.J. Kraemer, Jr.

Edward J. Sanderson, Jr. (Chair)

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding compensation earned by our named executive officers for service to us during fiscal 2011 and, if applicable, fiscal 2010 and 2009, whether or not such amounts were paid in such year:

Name and principal position	Year (1)	Salary ($) (2)	Bonus ($)	Stock awards ($) (3)	Option awards ($) (3)	Non-equity incentive plan compensation ($) (4)	All other compensation ($) (5)	Total ($)
Walter P. Havenstein (6) Chief Executive Officer	2011	1,000,000	—	1,693,607	1,381,683	1,077,750	—	5,153,040
	2010	346,154	—	4,981,789	1,475,867	1,250,000	—	8,053,810

Mark W. Sopp Executive Vice President and Chief Financial Officer	2011	566,923	—	609,700	497,405	520,000	14,792	2,208,820
	2010	547,115	—	600,000	533,315	560,000	13,605	2,254,035
	2009	521,154	—	480,012	675,900	550,000	13,863	2,240,929

Deborah H. Alderson Group President	2011	497,116	—	508,089	414,505	445,000	14,769	1,879,479
	2010	479,519	—	500,000	444,110	512,000	13,881	1,949,510
	2009	431,154	—	350,008	486,648	485,000	13,506	1,766,316

K. Stuart Shea Group President	2011	505,997	—	508,089	414,505	428,000	15,190	1,871,781
	2010	484,473	—	500,000	444,110	504,000	15,851	1,948,434

Joseph W. Craver, III Group President	2011	483,758	—	508,089	414,505	405,000	—	1,811,352
	2010	455,192	—	500,000	444,110	500,000	—	1,899,302

Vincent A. Maffeo (7) General Counsel	2011	349,038	—	500,008	500,003	500,000	74,566	1,923,615

(1)	Compensation is provided only for fiscal years for which each individual qualified as a named executive officer.

(2)	This column includes amounts paid in lieu of accrued and unused comprehensive leave time.

(3)

These columns reflect the grant date fair value computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). Values for awards subject to performance conditions are computed based upon the probable outcome of the performance conditions as of the grant date of the award. All of the awards shown in the “Stock awards” column in the above table are subject to performance conditions. Assuming the highest level of the performance conditions is achieved, the value of the 2011 awards in the “Stock Awards” column as of the grant date would be as follows: Mr. Havenstein, $2,540,411; Mr. Sopp, $914,550; Ms. Alderson, Mr. Shea and Mr. Craver, $762,134 each; and Mr. Maffeo, $750,012. The awards shown in the “Option awards” column are not subject to performance conditions. For more information regarding our application of FASB ASC Topic 718, including the assumptions used in the calculations of these amounts, please refer to Note 10 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on March 25, 2011.

(4)

Amounts shown in this column represent the actual amounts paid to the named executive officers under our cash incentive award program for performance in fiscal 2011. The threshold, target and maximum payouts are shown in the “Grants of Plan-Based Awards” table under the column headed “Estimated future payouts under non-equity incentive plan awards.”

(5)

Amounts shown in this column for fiscal 2011 represent matching contributions that we made on behalf of our named executive officers in the SAIC Retirement Plan. Amounts for Mr. Maffeo also include payments or reimbursements of $37,365 for relocation costs and $23,003 for taxes on imputed income associated with the relocation benefits provided to Mr. Maffeo as an inducement to join SAIC as our General Counsel.

(6)

Mr. Havenstein joined SAIC as CEO on September 21, 2009. As an inducement to join SAIC as our CEO, we agreed to issue equity awards to Mr. Havenstein comprised of stock options, performance share awards and restricted stock having an aggregate value equivalent to the value of the equity awards of his former employer that he forfeited as a result of joining SAIC. The aggregate replacement value was determined to be $6.46 million, which is reflected in the “stock awards” and “option awards” columns for fiscal 2010.

(7)	Mr. Maffeo joined SAIC as General Counsel on June 7, 2010 and therefore the amount in the “Salary” column reflects a partial year of service.

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards

The following table sets forth information regarding the cash and equity incentive awards made to our named executive officers in fiscal 2011 pursuant to our 2006 Equity Incentive Plan, including any portion of such awards deferred into our Key Executive Stock Deferral Plan and Keystaff Deferral Plan:

Name	Award type	Grant date	Approval date	Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)			All other stock awards; number of shares of stock or units (#)	All other option awards; number of securities underlying options (3) (#)	Exercise or base price of option awards (4) ($/share)	Grant date fair value of stock and option awards (5) ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Havenstein	Cash	4/2/10	3/25/10	676,250	1,250,000	1,875,000	—	—	—	—	—	—	—
	Options	4/2/10	3/25/10	—	—	—	—	—	—	—	347,567	$17.42	1,381,683
	PSA	4/2/10	3/25/10	—	—	—	48,611	97,222	145,833	—	—	—	1,693,607

Mr. Sopp	Cash	4/2/10	3/25/10	342,000	570,000	855,000	—	—	—	—	—	—	—
	Options	4/2/10	3/25/10	—	—	—	—	—	—	—	125,124	$17.42	497,405
	PSA	4/2/10	3/25/10	—	—	—	17,500	35,000	52,500	—	—	—	609,700

Ms. Alderson	Cash	4/2/10	3/25/10	265,090	490,000	735,000	—	—	—	—	—	—	—
	Options	4/2/10	3/25/10	—	—	—	—	—	—	—	104,270	$17.42	414,505
	PSA	4/2/10	3/25/10	—	—	—	14,583	29,167	43,750	—	—	—	508,089

Mr. Shea	Cash	4/2/10	3/25/10	259,680	480,000	720,000	—	—	—	—	—	—	—
	Options	4/2/10	3/25/10	—	—	—	—	—	—	—	104,270	$17.42	414,505
	PSA	4/2/10	3/25/10	—	—	—	14,583	29,167	43,750	—	—	—	508,089

Mr. Craver	Cash	4/2/10	3/25/10	254,270	470,000	705,000	—	—	—	—	—	—	—
	Options	4/2/10	3/25/10	—	—	—	—	—	—	—	104,270	$17.42	414,505
	PSA	4/2/10	3/25/10	—	—	—	14,583	29,167	43,750	—	—	—	508,089

Mr. Maffeo	Cash	6/18/10	5/14/10	330,000	550,000	825,000	—	—	—	—	—	—	—
	Options	6/18/10	5/14/10	—	—	—	—	—	—	—	124,633	$18.09	500,003
	PSA	6/18/10	5/14/10	—	—	—	13,820	27,640	41,460	—	—	—	500,008

(1)

Amounts in these columns represent the threshold, target and maximum payout amounts of cash incentive awards with actual payouts based upon the achievement of pre-established levels of performance during fiscal 2011, as discussed in our CD&A beginning on page 22. The target payout amounts for the cash incentive awards were between 95% and 125% of base salary. The threshold payout amounts generally represented between 50% and 60% of the target amounts and the maximum payout amounts represented 150% of the target amount. The actual amounts that were paid to our named executive officers with respect to fiscal 2011 are set forth in the table entitled “Summary Compensation Table” under the column headed “Non-equity incentive plan compensation.”

(2)

Amounts in these columns represent the threshold, target and maximum payout amounts of performance share awards (PSA) granted in fiscal 2011 that may result in shares being issued at the end of a three-year performance period based upon the company’s achievement of pre-established levels of performance over the three-year performance period covering fiscal year 2011 through fiscal year 2013, as discussed in our CD&A beginning on page 22. The number of shares that will ultimately be issued can range from 0% to 150% of the target number of shares. If cumulative performance over the three-year period is below the threshold level of performance, no shares will be issued. The target payout amounts for the performance share awards were between 90% and 110% of base salary, except for Mr. Havenstein, whose target payout amount was 169% of base salary. The target number of shares underlying these awards was based on a value of $17.42 per share ($18.09 per share for Mr. Maffeo), the closing sales price of our common stock on the NYSE on the trading day before the grant date. The threshold payout amounts represented 50% of the target amounts and the maximum payout amounts represented 150% of the target amounts.

(3)

Amounts in this column represent the number of shares of common stock underlying options issued in fiscal 2011. All such options vest as to 20%, 20%, 20% and 40% of the underlying shares on the first, second, third and fourth year anniversaries of the date of grant, respectively.

(4)	The exercise price is the closing sales price of our common stock on the NYSE on the trading day before the grant date.

(5)

Amounts represent the grant date fair value determined in accordance with FASB ASC Topic 718. These amounts do not reflect the value actually realized by the recipient and do not reflect changes in our stock price after the date of grant.

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding option, restricted stock and performance share awards issued pursuant to our 2006 Equity Incentive Plan that were held by our named executive officers at the end of fiscal 2011, including awards previously deferred under our Key Executive Stock Deferral Plan:

	Option awards (1)				Stock awards
Name	Number of securities underlying unexercised options (exercisable)	Number of securities underlying unexercised options (unexercisable)	Option exercise price ($)	Option expiration date	Grant Date	Number of shares of stock or units that have not vested		Market value of shares of stock or units that have not vested ($) (4)	Equity incentive plan awards; number of unearned shares, units or other rights that have not vested (#) (5)	Equity incentive plan awards; market or payout value of unearned shares, units or other rights that have not vested ($) (4)
						Restricted Stock (2)	Restricted Stock Units (3)
Mr. Havenstein	61,447	245,912	17.71	9/20/14	9/21/09	—	75,764	1,255,409	—	—
	—	347,567	17.42	4/01/15	9/21/09	—	84,322	1,397,216	41,668	690,439
	—	—	—	—	4/02/10	—	—	—	48,611	805,484

Mr. Sopp	93,000	62,000	17.61	3/28/12	3/29/07	9,086	—	150,555	—	—
	60,000	90,000	18.73	4/03/13	4/04/08	—	15,377	254,797
	22,240	88,960	18.46	4/02/14	4/03/09	—	—	—	16,252	269,296
	—	125,124	17.42	4/01/15	4/02/10	—	—	—	17,500	289,975

Ms. Alderson	69,000	46,000	17.61	3/28/12	3/29/07	3,408	3,407	112,925	—	—
	43,200	64,800	18.73	4/03/13	4/04/08	11,213	—	185,799	—	—
	18,520	74,080	18.46	4/02/14	4/03/09	—	—	—	13,542	224,391
	—	104,270	17.42	4/01/15	4/02/10	—	—	—	14,584	241,657

Mr. Shea	15,124	10,084	17.61	3/28/12	3/29/07	2,109	703	46,595	—	—
	53,875	35,917	20.12	12/19/12	12/20/07	2,624	875	57,978	—	—
	43,200	64,800	18.73	4/03/13	4/04/08	8,409	2,803	185,783	—	—
	18,520	74,080	18.46	4/02/14	4/03/09	—	—	—	13,542	224,391
	—	104,270	17.42	4/01/15	4/02/10	—	—	—	14,584	241,657
						—	—	—	—	—

Mr. Craver	30,000	20,000	17.61	3/28/12	3/29/07	3,976	—	65,882	—	—
	39,000	26,000	18.00	6/18/12	6/19/07	2,778	—	46,031	—	—
	43,200	64,800	18.73	4/03/13	4/04/08	11,213	—	185,799	—	—
	18,520	74,080	18.46	4/02/14	4/03/09	—	—	—	13,542	224,391
	—	104,270	17.42	4/01/15	4/02/10	—	—	—	14,584	241,657

Mr. Maffeo	—	124,633	18.09	6/17/15	6/18/10	—	—	—	13,820	228,997

(1)

Information in these columns relates to options to purchase shares of common stock held by our named executive officers at the end of fiscal 2011. All such options were granted five years prior to the date immediately following their respective expiration dates and vest as to 20%, 20%, 20% and 40% of the underlying shares on the first, second, third and fourth year anniversaries of the date of grant, respectively.

(2)

Information in this column relates to shares of our common stock underlying restricted stock awards held by our named executive officers at the end of fiscal 2011. All restricted stock awards vest as to 20%, 20%, 20% and 40% of the shares on the first, second, third and fourth year anniversaries of the date of grant, respectively.

(3)

Information in this column relates to restricted stock units held by our named executive officers at the end of fiscal 2011 in our Key Executive Stock Deferral Plan. All restricted stock units vest as to 20%, 20%, 20% and 40% of the underlying shares on the first, second, third and fourth year anniversaries of the date of grant, respectively, except that 75,764 of Mr. Havenstein’s unvested restricted stock units will vest in two equal installments on each of the next two anniversaries of the grant date and 84,322 shares will vest in a single installment on the third anniversary of the grant date. Any restricted stock awards previously deferred by our named executive officers are also reflected in the table under the caption “Nonqualified Deferred Compensation” below.

(4)	The market value is based upon $16.57 per share, the closing sales price of our common stock on the NYSE on January 31, 2011.

(5)	Amounts in this column represent the number of shares that would be issued upon achieving the threshold level of performance for the applicable three-year performance period.

EXECUTIVE COMPENSATION

Option Exercises and Stock Vested

The following table sets forth information regarding shares of common stock acquired by our named executive officers during fiscal 2011 upon the exercise of stock options and vesting of restricted stock awards:

	Option awards		Stock awards
Name	Number of shares acquired on exercise	Value realized on exercise ($)	Number of shares acquired on vesting		Value realized on vesting ($)
			Restricted stock (1)	Restricted stock units (2)
Mr. Havenstein	—	—	—	37,877	599,964

Mr. Sopp	97,987	120,201	4,543	5,126	176,786

Ms. Alderson	228,267	215,830	5,440	3,525	164,979

Mr. Shea	48,000	61,400	6,125	2,042	143,955

Mr. Craver	45,000	59,400	7,933	—	144,051

Mr. Maffeo	—	—	—	—	—

(1)

Information in this column relates to shares of our common stock underlying stock awards in which our named executive officers vested in fiscal 2011. All restricted stock awards vest as to 20%, 20%, 20% and 40% of the underlying shares on the first, second, third and fourth year anniversaries of the date of grant, respectively.

(2)

Information in this column relates to restricted stock units held in our Key Executive Stock Deferral Plan in which our named executive officers vested in fiscal 2011. All restricted stock units, other than Mr. Havenstein’s, vest as to 20%, 20%, 20% and 40% of the underlying shares on the first, second, third and fourth year anniversaries of the date of grant, respectively. Any restricted stock awards previously deferred by our named executive officers are reflected in the table under the caption “Nonqualified Deferred Compensation” below.

Nonqualified Deferred Compensation

We provided benefits to our named executive officers during fiscal 2011 under the following nonqualified deferred compensation plans, which are summarized below:

The Keystaff Deferral Plan allows eligible participants to elect to defer all or a portion of any cash or vested equity incentive awards granted to them under our cash incentive or stock incentive plans. We make no contributions to participants’ accounts under the Keystaff Deferral Plan, although participant deferrals, which are reflected in dollars, earn interest during the deferral period. Distributions under the Keystaff Deferral Plan are then made to participants in cash. Deferred balances under this plan will generally be paid upon retirement or termination.

The Key Executive Stock Deferral Plan allows eligible participants to elect to defer all or a portion of their cash or certain equity incentive awards granted to them under our cash incentive or stock incentive plans. Participant deferrals generally correspond to stock units of our common stock. Shares equivalent to deferrals may be deposited to a rabbi trust to fund benefits for participants. We make no contributions to participants’ accounts under the Key Executive Stock Deferral Plan. Distributions under the Key Executive Stock Deferral Plan are then made to participants in shares of common stock corresponding to the number of vested stock units held for the participant. Vested deferred balances under this plan will generally be paid upon retirement or termination.

EXECUTIVE COMPENSATION

The following table sets forth information regarding deferrals under and aggregate earnings and withdrawals in fiscal 2011 through our nonqualified deferred compensation plans:

Name	Plan	Executive contributions in fiscal 2011 ($) (1)	Aggregate earnings in fiscal 2011 ($) (2)	Aggregate withdrawals/ distributions in fiscal 2011	Aggregate balance at fiscal year-end ($) (3)
Mr. Havenstein	Keystaff Deferral Plan	598,827	21,940	—	620,767
	Key Executive Stock Deferral Plan	625,000	(378,911)	—	3,874,745

Mr. Sopp	Keystaff Deferral Plan	—	—	—	—
	Key Executive Stock Deferral Plan	—	(53,219)	—	501,044

Ms. Alderson	Keystaff Deferral Plan	—	—	—	—
	Key Executive Stock Deferral Plan	—	(124,096)	—	1,168,334

Mr. Shea	Keystaff Deferral Plan	25,200	2,976	—	69,833
	Key Executive Stock Deferral Plan	10,080	(22,495)	—	216,752

Mr. Craver	Keystaff Deferral Plan	—	—	—	—
	Key Executive Stock Deferral Plan	—	—	—	—

Mr. Maffeo	Keystaff Deferral Plan	—	—	—	—
	Key Executive Stock Deferral Plan	—	—	—	—

(1)	Amounts in this column represent deferred cash awards. These amounts are also included as compensation in the “Summary Compensation Table.”

(2)	With respect to the Keystaff Deferral Plan, amounts in this column represent interest earned during fiscal 2011 on cash previously deferred based on the Moody’s Seasoned Corporate Bond Rate minus 1% (4.84% in calendar 2010).

With respect to the Key Executive Stock Deferral Plan, amounts in this column represent the aggregate increases or (decreases) in value of stock units corresponding to shares of our common stock during fiscal 2011. The market value of the shares is based upon $16.57 per share, the closing sales price of our common stock on the NYSE on January 31, 2011.

(3)	Amounts in this column represent the value of the holders’ accounts at the end of fiscal 2011. With respect to the Key Executive Stock Deferral Plan, the amounts represent the value of stock units corresponding to shares of common stock held by the named executive officers based on $16.57 per share, the closing sales price of our common stock on the NYSE on January 31, 2011. Amounts in this column include the following amounts reported as compensation in the “Summary Compensation Table” for prior years: (a) Mr. Havenstein, $3,505,925; (b) Mr. Sopp, $480,012; (c) Ms. Alderson, $225,002; and (d) Mr. Shea, $45,000. With respect to our Key Executive Stock Deferral Plan, our named executive officers held the following number of stock units at the end of fiscal 2011: (a) Mr. Havenstein, 233,841; (b) Mr. Sopp, 30,238; (c) Ms. Alderson, 70,509; and (d) Mr. Shea, 13,081.

Potential Payments Upon Termination or a Change in Control

We are not obligated to offer any kind of severance benefits to our named executive officers solely upon termination of employment, except that Mr. Havenstein and Mr. Maffeo currently remain entitled to severance benefits for a limited time in accordance with their employment offer letters if their employment is involuntarily terminated by us during the first 24 months of their employment for reasons other than cause. In that case, they will be entitled to a continuation of base salary, target short-term cash incentives and the same health, life and disability insurance benefits available generally to salaried employees, but only up to the second anniversary of their respective employment start dates and only if they release us of any claims and agree to abide by non-compete and non-solicitation covenants. These benefits expire for Mr. Havenstein on September 21, 2011, and for Mr. Maffeo on June 7, 2012. The Human Resources and Compensation Committee approved these severance benefits for this limited period, after considering the potential costs, as an inducement for Mr. Havenstein and Mr. Maffeo to join the company.

We have entered into the following agreements and arrangements with our named executive officers that would provide them with certain payments and benefits, which are described below, if we are subject to a change in control:

•

Severance Protection Agreements. We have entered into severance protection agreements with each of our executive officers, including each of the named executive officers, which provide that if the executive officer is involuntarily terminated without cause or resigns for good reason within a 24-month period following a change in control, he or she will be entitled to receive all accrued salary and a pro rata bonus for the year of termination, plus a single lump sum payment equal to two-and-one-half times the executive officer’s then current salary and bonus amount. The executive officer will also receive such life insurance, disability, medical, dental and hospitalization benefits as are provided to other similarly situated executive officers who continue to be employed for the 30 months following

EXECUTIVE COMPENSATION

termination and up to 12 months of outplacement counseling. In order to receive the lump sum payment and the 30 months of continued benefits, the executive officer is required to execute a written release of claims. The executive officer is not entitled to receive a “gross up” payment to account for any excise tax that might be payable under the Internal Revenue Code, and the amount of the payments may be reduced by us to the extent necessary to avoid an excise tax.

•

Stock Incentive and Deferred Compensation Plans. Under the terms of our stock incentive and deferred compensation plans, all unvested stock, options and deferred compensation awards held by all participants under those plans, including our named executive officers, are subject to accelerated vesting upon the occurrence of a change in control under certain circumstances. Outstanding stock options, stock awards and stock units issued to the named executive officers under our Key Executive Stock Deferral Plan, generally become fully vested upon the occurrence of a change in control. Our 2006 Equity Incentive Plan generally provides that vesting will accelerate if the holder is involuntarily terminated or terminates his employment for good reason within 18 months following a change in control. For performance share awards issued under our 2006 Equity Incentive Plan, shares would be paid out on an immediate pro rata basis based on the percentage of the performance period completed at the time of the change in control. If more than 50 percent of the performance period is completed, the prorated number of shares that would vest is based on company performance up to the date of change in control. If less than 50 percent of the performance period is completed, a prorated target number of shares would vest based on the time elapsed during the performance period.

The following table sets forth our estimates regarding the potential value of any cash payments and benefits and accelerated vesting of equity awards to be received by the named executive officers under the foregoing agreements and plans, assuming that a change in control occurred on the last business day of fiscal 2011:

	Severance protection benefits				Accelerated equity awards			Total
Name	Salary and Bonus (1)	Pro rata bonus (2)	Life insurance, healthcare (3)	Outplacement services (4)	Restricted stock and restricted stock units (5)	Option awards (6)	Performance Share Awards (7)	Applicable scale- back (8)	Total gross severance benefits and equity awards (9)
Mr. Havenstein	5,625,000	1,250,000	119,377	15,000	2,652,625	—	$1,457,575	—	11,119,577
Mr. Sopp	2,825,000	560,000	85,213	15,000	405,352	—	552,366	(810,357)	3,632,574
Ms. Alderson	2,505,000	512,000	94,837	15,000	298,724	—	460,309	—	3,885,870
Mr. Craver	2,412,500	500,000	100,701	15,000	297,713	—	460,309	—	3,786,223
Mr. Shea	2,447,500	504,000	99,453	15,000	290,356	—	460,309	—	3,816,618
Mr. Maffeo	2,750,000	550,000	143,135	15,000	—	—	152,665	—	3,610,800

(1)	Amounts in this column represent a single lump sum equal to two-and-one-half times the sum of (a) the named executive officer’s fiscal 2011 salary and (b) the greater of (i) the bonus received in fiscal 2010, (ii) the average of the bonuses received in fiscal years 2010, 2009 and 2008 or (iii) in the event that the named executive officer was not employed by us for all of fiscal 2010, the amount of his or her target bonus for fiscal 2011. This amount of the bonus calculated under subsection (b) is referred to as the “Bonus Amount.”

(2)	Amounts in this column represent a pro rata portion of the Bonus Amount to which the named executive officer would be entitled depending on the number of days that had elapsed in the fiscal year in which he or she is terminated. Because we are required to present all information in this table assuming that the named executive officer is terminated on the last business day of fiscal 2011, the amount of the pro rata Bonus Amount in this column represents the full amount of the executive officers’ respective Bonus Amounts. In addition to the amounts set forth in the column, our named executive officers would also be entitled to be paid for any unused comprehensive leave time they had accrued.

(3)	Amounts in this column represent the estimated value to the named executive officer of life insurance, disability, medical, dental and hospitalization benefits to be received for 30 months following termination.

(4)	Amounts in this column represent the estimated value to the named executive officer of the outplacement counseling services to be provided for 12 months following termination.

(5)	Amounts in this column represent the value of accelerated vesting at the end of fiscal 2011 of (a) shares of restricted stock issued pursuant to the 2006 Equity Incentive Plan, and (b) restricted stock units in our Key Executive Stock Deferral Plan. For more information regarding the number of shares of unvested stock and stock units held by each of the named executive officers, see the table under the caption “Outstanding Equity Awards at Fiscal Year-End.”

(6)	Amounts in this column represent the value of accelerated vesting of unvested options to purchase shares of common stock issued pursuant to the 2006 Equity Incentive Plan that were held by the named executive officer at the end of fiscal 2011. The exercise price of all unvested options held by the named executive officers exceeded the closing sales price of our common stock on the NYSE. For more information regarding the number of shares underlying unvested options held by each of the named executive officers, see the table under the caption “Outstanding Equity Awards at Fiscal Year-End.”

(7)

Amounts in this column represent the value of a pro-rated number of shares underlying outstanding performance share awards issued under our 2006 Equity Incentive Plan-based on (a) the target number of shares shown in the “Estimated future payouts

EXECUTIVE COMPENSATION

under equity incentive plan awards” column of the “Grants of Plan-Based Awards” table, (b) the time elapsed during the performance period as of the last business day of fiscal 2011 and (c) a market value based on $16.57 per share, the closing sales price of our common stock on the NYSE on January 31, 2011.

(8)	Represents amount of gross severance payments to be reduced to avoid excise taxes which may be payable pursuant to Section 280G of the Internal Revenue Code.

(9)	Amounts in this column represent the gross amount of change in control benefits to be received by the named executive officer, without reflecting any federal and/or state income taxes payable with respect to such amounts.

Treatment of Equity Awards Upon Termination

With respect to outstanding equity awards, our executive officers are generally treated in the same way as all other employee award recipients if their employment is terminated due to death, disability, retirement or voluntary departure.

In the case of death or disability, restricted stock awards and options will vest immediately and options would remain exercisable for a period of time, depending on the nature of the event and the plan under which the awards were issued. Under our performance share award program, shares would be paid out on a pro rata basis promptly upon death and at the end of the three-year performance period in case of disability.

Under our continued vesting program, equity award recipients who retire, including our executive officers, may continue holding and vesting in their restricted stock awards and options if they have held such securities for at least 12 months prior to retirement and they retire (i) after age 59 1/2 with at least ten years of service or (ii) after age 59 1/2 when age at termination plus years of service equals at least 70. Our executive officers who retire after reaching the applicable mandatory retirement age, however, will be allowed to continue to vest in such awards without regard to the 12 month holding requirement. Retirees meeting these qualifications who hold performance share awards will receive a pro rata number of shares after the end of the applicable three-year performance period, based on actual company performance over the full period. We have the right to terminate continued vesting if a retiree violates confidentiality, non-solicitation or similar obligations to us.

In any other case, if the employment of an equity award recipient, including an executive officer, is terminated for any reason, all unvested restricted stock, options and performance share awards are forfeited. Vested options remain exercisable for 30 to 90 days or until the option expiration date, if earlier.

PROPOSAL 5—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending January 31, 2012. During the fiscal year ended January 31, 2011, Deloitte & Touche LLP served as our independent registered public accounting firm and also provided certain tax and other audit-related services as set forth under the caption “Audit Matters” below. Representatives of Deloitte & Touche LLP will be at the annual meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

Stockholders are not required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. However, we are submitting the appointment for ratification as a matter of good corporate practice. If stockholders fail to ratify the appointment, the Audit Committee will consider whether or not to retain Deloitte & Touche LLP. Even if the appointment is ratified, the Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our stockholders’ best interests.

Vote Required

The affirmative vote of the holders of a majority of the voting power of common stock, present or represented and entitled to vote at the annual meeting is required to approve the proposal. Abstentions have the effect of a vote against the proposal, and broker “non-votes” have no effect on the outcome of the proposal. Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. In the absence of specific instructions, properly executed, timely received and unrevoked proxies will be voted “for” the proposal.

Recommendation of the Board

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2012.

AUDIT MATTERS

Audit Committee Report

The Audit Committee assists the Board of Directors in its oversight of: (i) the integrity of the company’s financial statements, including the financial reporting process, system of internal control over financial reporting and audit process; (ii) the company’s compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; (iv) the performance of the company’s internal audit function and independent registered public accounting firm; and (v) financial reporting risk assessment and mitigation. The Audit Committee’s job is one of oversight and it recognizes that management is responsible for the preparation and certification of the company’s financial statements and that the independent registered public accounting firm is responsible for auditing those financial statements.

The Audit Committee recognizes that financial management, including the internal audit staff, and the independent registered public accounting firm, have more time, knowledge, and detailed information on the company than do Audit Committee members. Consequently, in carrying out its oversight responsibilities, the Audit Committee is not providing any expert or special assurance as to the company’s financial statements or any professional certification as to the independent registered public accounting firm’s work.

The duties and responsibilities of the Audit Committee have been set forth in a written charter since 1975. A copy of its current Audit Committee charter is available on the company’s website at www.saic.com by clicking on the links entitled “Corporate Governance” and then “Board Committees.” Each member of the Audit Committee meets the independence and financial literacy requirements of the SEC and the NYSE. In addition, four of the five Committee members (Thomas F. Frist, III, John P. Jumper, Harry M.J. Kraemer, Jr. and Lawrence C. Nussdorf) qualify as audit committee financial experts under SEC rules.

In the course of fulfilling its responsibilities, the Audit Committee has:

•

met with the internal auditor and the independent registered public accounting firm to discuss any matters that the internal auditor, the independent registered public accounting firm or the Committee believed should be discussed privately without members of management present;

•

met with management of the company to discuss any matters management or the Committee believed should be discussed privately without the internal auditor or the independent registered public accounting firm present;

•

reviewed and discussed with management and Deloitte & Touche LLP, the company’s independent registered public accounting firm, the audited consolidated financial statements for the fiscal year ended January 31, 2011;

•

discussed with Deloitte & Touche LLP the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Standards and Rule 2-07 of Regulation S-X (Communications with Audit Committees); and

•	received the written disclosures and the letter required by the applicable PCAOB Standard (Communication with Audit Committees Concerning Independence).

Based on the reviews and discussions summarized in this Report and subject to the limitations on our role and responsibilities referred to above and contained in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that the company’s audited consolidated financial statements referred to above be included in the company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2011 for filing with the SEC.

Thomas F. Frist, III

Anita K. Jones

John P. Jumper

Harry M.J. Kraemer, Jr. (Chair)

Lawrence C. Nussdorf

AUDIT MATTERS

Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ending January 31, 2012. Stockholders are being asked to ratify the appointment of Deloitte & Touche LLP at the annual meeting, as described above.

Audit and Non-Audit Fees

Aggregate fees billed to us for the fiscal years ended January 31, 2011 and 2010 by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited and their respective affiliates (collectively, the “Deloitte Entities”), were as follows:

	2011	2010
Audit Fees (1)	$5,363,000	$5,698,000
Audit-Related Fees (2)	461,000	201,000
Tax Fees (3)	541,000	640,000
All Other Fees	—	—

Total Fees	$6,365,000	$6,539,000

(1)

Audit fees include audits of consolidated financial statements, required statutory audits, quarterly reviews, reviews of registration statement filings, consents related to SEC filings and comfort letter procedures related to securities offerings.

(2)	Audit-related fees include transition services related to employee benefit plan audits and audits related to special purpose financial statements.

(3)

Tax fees include tax services related to preparation and/or review of various statutory tax filings including U.S., foreign, state, benefit plans and others, and general tax advisory services (including research and discussions related to tax compliance matters).

The Audit Committee has considered whether the above services provided by the Deloitte Entities are compatible to maintaining the independence of the Deloitte Entities. The Audit Committee has the responsibility to pre-approve all audit and non-audit services to be performed by the independent registered public accounting firm in advance. Further, the Chair of the Audit Committee has the authority to pre-approve audit and non-audit services as necessary between regular meetings of the Audit Committee, provided that any such services so pre-approved shall be disclosed to the full Audit Committee at its next scheduled meeting. All of the Audit, Audit-Related and Tax Fees set forth above were pre-approved by one of these means.

OTHER INFORMATION

Stock Ownership of Certain Beneficial Owners

The following table provides information regarding the beneficial ownership of each person known by us to beneficially own more than five percent of our common stock.

Name and address of beneficial owner	Amount and nature of beneficial ownership		Percent of class
Vanguard Fiduciary Trust Company 500 Admiral Nelson Boulevard, Malvern, PA 19355	69,010,164 shares	(1)	19%

(1)

These shares are held by Vanguard Fiduciary Trust Company as trustee of the SAIC Retirement Plan. According to a Schedule 13G/A filed with the SEC by Vanguard on February 4, 2011, subject to ERISA, Vanguard votes these shares as directed by the plan participants and votes all shares as to which no voting instructions are received in the same proportion as shares for which voting instructions are received. Accordingly, Vanguard has shared voting and dispositive power with respect to these shares. Vanguard disclaims beneficial ownership of all shares held in trust for which it receives voting instructions. Shares held by Vanguard are also included in the amounts held by individuals and the group set forth in the table below.

Stock Ownership of Directors and Officers

The following table sets forth, as of April 18, 2011, the beneficial ownership of our common stock by our directors and the named executive officers, and all of our directors and executive officers as a group. None of these individuals beneficially owns more than one percent of our common stock. As a group, our directors and executive officers beneficially own approximately 1.29% of our common stock. Unless otherwise indicated, each individual has sole investment power and sole voting power with respect to the shares beneficially owned by such person, except for such power that may be shared with a spouse. No shares have been pledged.

Beneficial Owner	Common stock (1)		Stock units (2)	Option shares (3)	Total shares beneficially owned
Non-Employee Directors
France A. Córdova	—		25,410	38,127	63,537
Jere A. Drummond	31,388		16,507	47,211	95,106
Thomas F. Frist, III	606,828	(4)	8,345	24,905	640,078
John J. Hamre	4,916		55,745	47,211	107,872
Miriam E. John	—		52,994	43,460	96,454
Anita K. Jones	82,832		11,951	47,211	141,994
John P. Jumper	20,087		11,249	43,460	74,796
Harry M. J. Kraemer, Jr.	232,423		100,148	47,211	379,782
Lawrence C. Nussdorf	17,371		—	—	17,371
Edward J. Sanderson, Jr.	80,724		13,074	47,211	141,009
Louis A. Simpson	30,468		—	47,211	77,679
A. Thomas Young	54,167		128,524	47,211	229,902
Named Executive Officers
Walter P. Havenstein	53,000		265,689	130,990	449,679
Mark W. Sopp	33,481		30,238	314,504	378,223
Deborah H. Alderson	41,840		70,509	237,694	350,043
K. Stuart Shea	54,893		13,081	201,777	269,751
Joseph W. Craver, III	102,099		—	211,694	313,793
Vincent A. Maffeo	522		—	—	522
All directors and executive officers as a group (23 persons)	1,731,871		943,973	1,937,317	4,613,161

(1)

Includes the approximate number of shares allocated to the account of the individual by the trustee of the SAIC Retirement Plan as follows: Mr. Sopp, 748 shares; Ms. Alderson, 610 shares; Mr. Shea, 11,775 shares; Mr. Craver, 2,393 shares; and all directors and officers as a group, 58,039 shares. For all directors and officers as a group, also includes a total of 9,688 shares held by certain trusts established by the individuals.

(2)	Represents stock units attributable to the individual or the group in the Key Executive Stock Deferral Plan and the Management Stock Compensation Plan.

(3)	Shares subject to options exercisable within 60 days following April 18, 2011.

(4)	Includes 590,000 shares held by FS Partners II, LLC, an investment vehicle controlled by Mr. Frist.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 and the rules of the SEC require our directors and executive officers to file reports of their ownership and changes in ownership of common stock with the SEC. Our personnel generally prepare and file these reports on the basis of information obtained from each director and officer and pursuant to a power of attorney. Based on such information provided to us, we believe that all reports required by Section 16(a) of the Securities Exchange Act of 1934 to be filed by our directors and executive officers during fiscal 2011 were filed on time, although three initial reports on Form 3 were subsequently amended.

Stockholder Proposals for the 2012 Annual Meeting

Any stockholder proposals intended to be presented at the 2012 annual meeting of stockholders must be received by us no later than January 2, 2012 in order to be considered for inclusion in our Proxy Statement and form of proxy relating to that meeting.

In addition, Sections 2.07 and 3.03 of our bylaws provides that, in order for a stockholder to propose any matter (including nominations for directors) for consideration at the annual meeting (other than by inclusion in the Proxy Statement), such stockholder must give timely notice to our Corporate Secretary of his or her intention to bring such business before the meeting. To be timely, notice must be delivered to the Corporate Secretary not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. Therefore, in connection with the 2012 annual meeting of stockholders, notice must be delivered to the Corporate Secretary between February 17, 2012 and March 19, 2012. In the event, however, that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us, whichever occurs later.

Such stockholder’s notice must include certain information about the stockholder and the underlying beneficial owner, if any, including his or her name, age, address, occupation, shares, rights to acquire shares, information about derivatives, hedges, short positions, understandings or agreements regarding the economic and voting interests of the stockholder and related persons with respect to our stock, if any, and such other information as would be required to be disclosed in a proxy statement soliciting proxies for the election of the proposed nominee. A stockholder’s notice must be updated, if necessary so that the information submitted is true and correct as of the record date for determining stockholders entitled to receive notice of the meeting.

Annual Report on Form 10-K

We will provide without charge to any stockholder, upon written or oral request, a copy of our Annual Report without exhibits. Requests should be directed to SAIC, Inc., 10260 Campus Point Drive, MS-D7S, San Diego, CA 92121, Attention: Corporate Secretary or by calling 1-858-826-7325.

By Order of the Board of Directors

Douglas E. Scott

Corporate Secretary

May 2, 2011

APPENDIX

RESTATED CERTIFICATE OF INCORPORATION OF SAIC, INC.

SAIC, Inc., a Delaware corporation, hereby certifies as follows:

1. The name of the Corporation is SAIC, Inc.

2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 12, 2005.

3. This Restated Certificate of Incorporation amends and restates the provisions of the Corporation’s Certificate of Incorporation as heretofore amended and supplemented.

4. This Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

5. This Restated Certificate of Incorporation shall become effective at 5:00 p.m., eastern time, on ~~November 16, 2009~~ June     , 2011 (the “Effective Time”).

6. Effective upon the Effective Time, the text of the Corporation’s Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

FIRST: NAME. The name of the Corporation is SAIC, Inc.

SECOND: ADDRESS. The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.

THIRD: PURPOSE. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: CAPITALIZATION

(A) Authorized Capitalization.

The Corporation is authorized to issue two classes of capital stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock of all classes which the Corporation shall have the authority to issue is 2,010,000,000 shares, each with a par value of $0.0001 per share, of which:

(1) 2,000,000,000 shares shall be Common Stock; and

(2) 10,000,000 shares shall be Preferred Stock.

~~Effective upon the effectiveness of this Restated Certificate of Incorporation under the DGCL, (i) each share of Class A Preferred Stock outstanding immediately prior thereto shall be reclassified, automatically and without further action on the part of the any holder thereof or otherwise, as one share of Common Stock, and (ii) each fractional share of Class A Preferred Stock outstanding immediately prior thereto shall be reclassified, automatically and without further action on the part of the any holder thereof or otherwise, as an equivalent fractional share of Common Stock.~~

The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of Common Stock of the Corporation irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereinafter enacted.

(B) Preferred Stock.

The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock, in one or more series, and to fix for each such series the number of shares thereof and such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such series and as may be permitted by the DGCL, including, without limitation, the authority to provide that any such series may be (a) subject to redemption at such time or times and at such price or prices; (b) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation

APPENDIX—RESTATED CERTIFICATE OF INCORPORATION

to, the dividends payable on any other class or classes or any other series; (c) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (d) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

FIFTH: BALLOT. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall otherwise provide.

SIXTH: BYLAWS. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation. No section of the Bylaws shall be adopted, repealed, altered, amended or rescinded by the stockholders of the Corporation except by the vote of the holders of not less than two-thirds of the total voting power of all outstanding shares of voting stock of the Corporation.

SEVENTH: THE BOARD OF DIRECTORS.

(A) Number of Directors. The number of directors which shall constitute the whole Board of Directors of the Corporation shall be not less than ten (10) and not more than eighteen (18), and the exact number shall be fixed by the Board of Directors.

(B) Term. At each annual meeting of stockholders of the Corporation commencing at the annual meeting of stockholders next following the 2007 annual meeting of stockholders, all directors shall be elected for a term expiring at the next succeeding annual meeting of stockholders, by such stockholders having the right to vote on such election. The term of each director serving as and immediately following the date of the 2007 annual meeting of stockholders shall expire at the next annual meeting of stockholders after such date, notwithstanding that such director may have been elected for a term that extended beyond the date of such annual meeting of stockholders. Each director shall serve until the director’s term expires in accordance with the foregoing provisions or until the director’s prior resignation, death, disqualification or removal from office, provided that each director shall serve notwithstanding the expiration of the director’s term until the director’s successor shall be duly elected and qualified.

(C) Removal. Unless otherwise restricted by applicable law, any director or the entire Board may be removed with or without cause by the holders of two-thirds of the total voting power of all outstanding shares then entitled to vote at an election of directors.

(D) Cumulative Voting. At any election of directors of the Corporation, a holder of any class or series of stock then entitled to vote in such election shall be entitled to as many votes as shall equal the number of votes which (except for this Section (D) as to cumulative voting) such holder would be entitled to cast for the election of directors with respect to such holder’s shares of stock multiplied by the number of directors to be elected in the election in which such holder’s class or series of shares is entitled to vote, and such holder may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as such holder may see fit.

(E) Vacancies. Any vacancy in the Board of Directors, whether because of resignation, death, disqualification, removal, an increase in the number of directors, or any other cause, may only be filled by vote of the majority of the remaining directors, although less than a quorum. The term of any director elected in accordance with the preceding sentence shall expire at the next annual meeting of stockholders. Each director shall serve until the director’s term expires in accordance with the foregoing provisions or until the director’s prior resignation, death, disqualification or removal from office, provided that each director shall serve notwithstanding the expiration of the director’s term until the director’s successor shall be duly elected and qualified.

EIGHTH: MEETINGS OF STOCKHOLDERS.

(A) No Action by Written Consent. No action shall be taken by the stockholders except at an annual or special meeting of stockholders, and no action may be effected by any consent in writing in lieu of a meeting of stockholders.

(B) Special Meetings. Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors, or by a majority of the members of the Board of Directors, or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the Bylaws of the Corporation, include the power to call such meetings, and shall be called by the Secretary of the Corporation following the Secretary’s receipt of written requests to call a meeting from one stockholder of record owning at least ten percent (10%), or one or more stockholders of record of shares representing in the aggregate at least twenty-five percent (25%), in each case of the combined voting power of the then outstanding shares of all classes and series of capital stock of the Corporation entitled to vote on the matter or matters to be brought before the

APPENDIX—RESTATED CERTIFICATE OF INCORPORATION

proposed special meeting, voting as a single class, and who have delivered such requests in accordance with and subject to the provisions of the Bylaws (as amended from time to time), including any limitations set forth in the Bylaws on the ability to make such a request for such a special meeting. ~~but such s~~Special meetings may not be called by any other person or persons; provided, however, that, if and to the extent that any special meeting of stockholders may be called by any other person or persons specified in any provisions of this Restated Certificate of Incorporation or any amendment thereto or any certificate filed under Section 151(g) of the DGCL (or its successor statute as in effect from time to time hereafter), then such special meeting may also be called by the person or persons, in the manner, at the times and for the purposes so specified.

NINTH: AMENDMENT. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles FIFTH, SIXTH, SEVENTH, EIGHTH and this Article NINTH may not be repealed or amended in any respect unless such repeal or amendment is approved by the affirmative vote of the holders of not less than two-thirds of the total voting power of all outstanding shares of voting stock of the Corporation.

TENTH: BUSINESS COMBINATIONS

(A) For the purposes of this Article TENTH:

(1) The term “person” shall mean any individual, firm, limited liability company, partnership, limited partnership, corporation or other entity.

(2) The term “Subsidiary” shall mean any corporation more than fifty percent (50%) of any class of equity security of which is owned, directly or indirectly, by the Corporation.

(3) The term “Substantial Part of the Assets” shall mean assets having a fair market value or book value, whichever is greater, equal to more than ten percent of the fair market value or book value, whichever is greater, of the total assets of a person as of the end of its most recent fiscal year ending prior to the time the determination is made.

(4) A person shall be a “Beneficial Owner” of any shares of voting stock of the Corporation (a) which such person or any of its “affiliates” or “associates” (as defined on the date of the adoption hereof in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) beneficially owns, directly or indirectly, (b) which such person or any of its “affiliates” or “associates” has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise or (ii) the right to vote or direct the voting of pursuant to any agreement, arrangement or understanding, provided, however, that a person shall not be deemed the Beneficial Owner of, or to beneficially own, any security by reason of such agreement, arrangement or understanding if the agreement, arrangement or understanding to vote such security (1) arises solely from a revocable proxy or consent given to such person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report), or (c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its “affiliates” or “associates” has any such agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of such voting stock.

(5) The term “Related Person” shall mean any person (except any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) which is the Beneficial Owner (as herein defined) of five percent (5%) or more of the total voting power of all of the outstanding shares of voting stock of the Corporation.

(6) For the purposes of determining whether a person is a Related Person, the number of shares of voting stock of the Corporation deemed to be outstanding shall include all shares deemed owned by such person through application of Section (A)(4), but shall not include any other shares of voting stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(7) The term “Business Combination” shall mean (a) any merger or consolidation of the Corporation or a Subsidiary with or into a Related Person, (b) any sale, lease, exchange, transfer, mortgage, pledge or other disposition (whether in one transaction or in a series of transactions) of all or any Substantial Part of the Assets (as herein defined) of a Related Person to the Corporation or to a Subsidiary, (c) any sale, lease, exchange, transfer, mortgage, pledge or other disposition (whether in one transaction or in a series of transactions) of all or any Substantial Part of the Assets of the Corporation (including without limitation any securities of a Subsidiary) to a Related Person, (d) the issuance of any securities of the Corporation or a Subsidiary to a Related Person, (e) the acquisition by the Corporation or a Subsidiary of any securities of a Related Person, (f) any reclassification of the securities (including any reverse stock split) or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any Subsidiary or any other transaction (whether or not with or into or otherwise involving a

APPENDIX—RESTATED CERTIFICATE OF INCORPORATION

Related Person) which has the effect, directly or indirectly, of increasing the proportionate amount of the outstanding shares of any class of equity securities or securities convertible into equity securities of the Corporation or any Subsidiary which is directly or indirectly owned by a Related Person, (g) any loan or other extension of credit by the Corporation or a Subsidiary to a Related Person or any guarantee by the Corporation or a Subsidiary of any loan or other extension of credit by any person to a Related Person, (h) the adoption of any plan or proposal for the dissolution, liquidation or termination of the Corporation or any Subsidiary proposed by or on behalf of a Related Person and (i) any agreement, contract or other arrangement providing for any of the foregoing Business Combination transactions.

(8) The term “Continuing Director” shall mean any member of the Board of Directors of the Corporation who is unaffiliated with the Related Person and was a member of the Board prior to the time that the Related Person became a Related Person, and any successor of a Continuing Director who is unaffiliated with the Related Person and is recommended or elected to succeed a Continuing Director by a majority of Continuing Directors, provided that such recommendation or election shall only be effective if made at a meeting at which a Continuing Director Quorum is present.

(9) The term “Continuing Director Quorum” shall mean a majority of the Continuing Directors capable of exercising the powers conferred upon them under the provisions of this Restated Certificate of Incorporation or the Bylaws of the Corporation or by law.

(B) The approval or authorization of any Business Combination (as herein defined) of the Corporation with any Related Person (as herein defined) shall require the affirmative vote of the holders of (i) at least 80% of the total voting power of all of the outstanding shares of voting stock of the Corporation and (ii) a majority of the total voting power of all of the outstanding shares of voting stock of the Corporation other than shares of voting stock of which such Related Person is the Beneficial Owner (as herein defined). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that the affirmative vote of a lesser percentage of stockholders may be specified, by law or otherwise.

(C) The provisions of this Article TENTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as may be required by law or otherwise, if:

(1) The Board of Directors of the Corporation shall by resolution have approved or ratified a memorandum of understanding approving such Business Combination with such Related Person prior to the time such Related Person became the Beneficial Owner, directly or indirectly, of five percent (5%) or more of the voting shares of the Corporation; or

(2) The Business Combination shall have been approved by a majority of the Continuing Directors (as herein defined) at a meeting at which a Continuing Director Quorum (as herein defined) is present; or

(3) The Business Combination involves solely the Corporation and a Subsidiary (as herein defined) in which a Related Person has no direct or indirect interest (other than an interest arising solely because of control of the Corporation); provided, that if the Corporation is not the surviving corporation, (a) each stockholder of the Corporation receives the same type of consideration in such transaction in proportion to such stockholder’s stockholdings, (b) the provisions of Articles SIXTH, SEVENTH, EIGHTH, NINTH, TENTH and ELEVENTH of this Restated Certificate of Incorporation are continued in effect or adopted by such surviving corporation as part of its articles of incorporation or certificate of incorporation, as the case may be, and such articles or certificate have no provisions inconsistent with such provisions, and (c) the provisions of the Corporation’s Bylaws are continued in effect or adopted by such surviving corporation.

(D) Nothing contained in this Article TENTH shall be construed to relieve any Related Person of any fiduciary obligation imposed upon it by law.

(E) A majority of the Continuing Directors shall have the power and duty to determine, on the basis of information then known to them, whether (a) any person is a Related Person, (b) any Business Combination relates to a Substantial Part of the Assets of any person and (c) any director is a Continuing Director acting at a meeting at which a Continuing Director Quorum is or was present. Any such determination by a majority of the Continuing Directors shall be conclusive and binding for all purposes of this Article TENTH.

(F) The stockholders of the Corporation shall be entitled to statutory appraisal rights to the maximum extent permissible under Section 262 of the General Corporation Law of the State of Delaware, notwithstanding any exception otherwise provided therein, with respect to any Business Combination with a Related Person requiring the affirmative vote of the holders of outstanding stock of the Corporation having at least 80% of the voting power of the Corporation unless such vote is not required pursuant to Section C.

(G) No Business Combination subject to the provisions of Section B of this Article TENTH shall, unless such Business Combination shall be the subject of one of the exceptions provided for in Sections C(1), (2) or (3), be consummated, and the Corporation shall not enter into any such Business Combination, unless the agreement relating to such Business

APPENDIX—RESTATED CERTIFICATE OF INCORPORATION

Combination shall provide that each stockholder of the Corporation who has voted against the Business Combination shall receive, at the time of the consummation of such Business Combination and in exchange for such stockholder’s shares of the capital stock of the Corporation, at the option of such stockholder, either (i) the consideration offered by the Related Persons as part of the Business Combination, or (ii) consideration per share of capital stock of the Corporation held by such stockholder (either in cash or in the same form and of the same kind as the consideration paid by the Related Person in acquiring shares of capital stock of the Corporation, at the option of such stockholder) in an amount not less than the greater of the following:

(1) The highest per share price (including brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by such Related Person in acquiring any of the capital stock of the Corporation, or

(2) A price bearing the same percentage relationship to the market price of the capital stock of the Corporation immediately prior to the announcement of the Business Combination as the highest price per share (including brokerage commissions, transfer taxes and soliciting dealers’ fees) of the capital stock of the Corporation previously paid by such Related Person for shares of capital stock of the Corporation bears to the market price of the capital stock of the Corporation immediately prior to the time such Related Person initially acquired any shares of capital stock of the Corporation notwithstanding that such person was not a Related Person at the time of such initial acquisition.

(H) Notice of any proposed alteration, amendment, rescission or repeal of this Article TENTH shall be included in the notice of any annual or special meeting of stockholders at which such proposal is to be considered.

(I) The provisions set forth in this Article TENTH may not be amended, altered, changed or repealed nor may any provision inconsistent with such provisions be added to the Restated Certificate of Incorporation of the Corporation except upon the affirmative vote of the holders of (i) at least eighty percent (80%) of the total voting power of all outstanding shares of voting stock of the Corporation and (ii) a majority of the total voting power of all of the outstanding shares of voting stock of the Corporation other than shares of voting stock which are Beneficially Owned by a Related Person which has directly or indirectly proposed such amendment, alteration, change or repeal; provided, however, that any or all of such provisions may be amended, altered, changed or repealed, and any such new provisions may be added, upon the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding voting securities of the Corporation, if such amendment, change, alteration or repeal or additional provision shall first have been approved and recommended by a resolution adopted by a majority vote of the Continuing Directors at a meeting at which a Continuing Director Quorum was present.

ELEVENTH: INDEMNIFICATION AND LIMITATION OF LIABILITY

(A) Indemnification.

(1) Indemnification of Directors and Officers. The Corporation shall indemnify its directors and elected and appointed officers to the fullest extent authorized or permitted by the DGCL, as the same exists or may hereafter be amended, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or administrators) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

(2) Advancement of Expenses. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by past or present directors and officers of the Corporation in defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by such persons to repay all amounts advanced if it should be ultimately determined that such person is not entitled to be indemnified under this Article ELEVENTH or otherwise.

(3) Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation who are not directors or officers similar to those conferred in this Section (A) to directors and officers of the Corporation.

The rights to indemnification and to the advancement of expenses conferred in this Section (A) shall not be exclusive of any other right which any person may have or hereafter acquire under this Restated Certificate of Incorporation, the Bylaws, any statute, agreement, insurance policy, vote of stockholders or disinterested directors, or otherwise.

(B) Limitation on Liability. No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the

APPENDIX—RESTATED CERTIFICATE OF INCORPORATION

Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.

(C) Repeal or Modification of Rights. Any repeal or modification of Section (A) shall not adversely affect any rights to indemnification and advancement of expenses of a director or officer of the Corporation existing pursuant to Section (A) with respect to any acts or omissions occurring prior to such repeal or modification. Any repeal or modification of Sections (A) or (B) shall not have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such repeal or modification.

IN WITNESS WHEREOF, SAIC, Inc. has caused this Restated Certificate of Incorporation to be executed in its corporate name by its Executive Vice President, General Counsel and Secretary as of this ~~16th~~         day of ~~November, 2009~~June 2011.

SAIC, Inc.

By:
Name:	Douglas E. Scott
Title:	Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and the Annual Report on Form 10-K are available at www.proxyvote.com.

M36119-P12789

Proxy and Voting Instruction Card for the Annual Meeting of Stockholders - June 17, 2011

This Proxy and Voting Instruction Card is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Vincent A. Maffeo and Douglas E. Scott, and each of them, with full power of substitution, as proxies to represent the undersigned and to vote all of the shares of common stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of SAIC, Inc. (the “Company”) to be held at the SAIC Conference Center, 1710 SAIC Drive, McLean, Virginia, on Friday, June 17, 2011, at 9:00 a.m. (local time), and at any adjournment, postponement or continuation thereof (the “2011 Annual Meeting of Stockholders”), as indicated on the reverse side.

For stockholders who are participants in the Science Applications International Corporation Retirement Plan (the “SAIC Retirement Plan”), the undersigned also hereby instructs the Trustee, Vanguard Fiduciary Trust Company, and any successor, to vote all of the shares of common stock held for the undersigned’s account in the SAIC Retirement Plan at the 2011 Annual Meeting of Stockholders, as indicated on the reverse side.

The shares of common stock to which this proxy and voting instruction card relates will be voted as directed. If this proxy and voting instruction card is properly signed and returned but no instructions are indicated with respect to a particular item, (A) the shares represented by this proxy and voting instruction card which the undersigned is entitled to vote will be voted (i) FOR the election of directors so as to elect the maximum number of the Board of Directors’ nominees that may be elected by cumulative voting, (ii) FOR Proposal 2, (iii) FOR Proposal 3, (iv) in favor of 1 YEAR on Proposal 4, (v) FOR Proposal 5, and (vi) in the discretion of the proxy holders, on any other matters properly coming before the meeting and any adjournment, postponement or continuation thereof and (B) the shares represented by this proxy and voting instruction card held for the undersigned’s account in the SAIC Retirement Plan will be voted in the same proportion as the shares held in the SAIC Retirement Plan for which voting instructions have been received are voted. This proxy and voting instruction card, if properly executed and delivered in a timely manner, will revoke all prior proxies and voting instruction cards executed and delivered by the undersigned.

For shares not held in the SAIC Retirement Plan, the deadline for submitting a proxy using the Internet or the telephone is 11:59 p.m. Eastern time on June 16, 2011. For shares held in the SAIC Retirement Plan, the deadline for submitting voting instructions using any of the allowed methods is 11:59 p.m. Eastern time on June 14, 2011.

Please complete, sign, date and return the Proxy and Voting Instruction Card promptly using the enclosed envelope.

(Continued and to be signed on reverse side.)

ATTN: STOCK PROGRAMS

10260 CAMPUS POINT DRIVE

M/S A-2

SAN DIEGO, CA 92121

BY INTERNET - www.proxyvote.com

Use the Internet to transmit your proxy and/or voting instructions and for electronic delivery of information. Have your proxy and voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic proxy and voting instruction form. Please see the reverse side of this card for information regarding specific voting deadlines.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by SAIC in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your proxy and/or voting instructions. Have your proxy and voting instruction card in hand when you call and then follow the instructions. Please see the reverse side of this card for information regarding specific voting deadlines.

BY MAIL

Mark, sign and date your proxy and voting instruction card and return it in the postage-paid envelope we have provided or return it to SAIC, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M36118-P12789                KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VOTE ON DIRECTORS - The Board of Directors recommends a vote FOR each of the nominees listed below.

1.	Nominees:		For	Against	Abstain			For	Against	Abstain
	1a.	France A. Córdova	☐	☐	☐	1h.	John P. Jumper	☐	☐	☐
	1b.	Jere A. Drummond	☐	☐	☐	1i.	Harry M.J. Kraemer, Jr.	☐	☐	☐
	1c.	Thomas F. Frist, III	☐	☐	☐	1j.	Lawrence C. Nussdorf	☐	☐	☐
	1d.	John J. Hamre	☐	☐	☐	1k.	Edward J. Sanderson, Jr.	☐	☐	☐
	1e.	Walter P. Havenstein	☐	☐	☐	1l.	Louis A. Simpson	☐	☐	☐
	1f.	Miriam E. John	☐	☐	☐	1m.	A. Thomas Young	☐	☐	☐
	1g.	Anita K. Jones	☐	☐	☐

VOTE ON PROPOSAL 2 - The Board of Directors recommends a vote FOR proposal 2.		For	Against	Abstain

2.	Approve an amendment to our certificate of incorporation;	☐	☐	☐

VOTE ON PROPOSAL 3 - The Board of Directors recommends a vote FOR proposal 3.		For	Against	Abstain

3.	An advisory vote on executive compensation;	☐	☐	☐

VOTE ON PROPOSAL 4 - The Board of Directors recommends you vote for 1 year on proposal 4:		1 Year	2 Years	3 Years	Abstain

4.	An advisory vote on the frequency of future advisory votes on executive compensation; and	☐	☐	☐	☐

VOTE ON PROPOSAL 5 - The Board of Directors recommends a vote FOR proposal 5.			For	Against	Abstain

5.	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2012.		☐	☐	☐

Please complete, date, sign and mail promptly in the enclosed envelope which requires no postage.

Please sign EXACTLY as name or names appear(s) hereon. When signing as attorney, executor, trustee, administrator or guardian, please give your full title. If a trust requires the signature of more than one trustee, all required trustees must sign.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date